Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

TERRA PROPERTY TRUST, INC.,

TERRA REIT ADVISORS, LLC

only for purposes of Section 5.21(b),

TERRA MERGER SUB, LLC,

TERRA INCOME FUND 6, INC.,

AND

TERRA INCOME ADVISORS, LLC

only for purposes of Section 4.22(b) AND Section 7.3

DATED AS OF MAY 2, 2022

TABLE OF CONTENTS

		Page

Article 1 DEFINITIONS		5

Section 1.1	Definitions	5
Section 1.2	Interpretation and Rules of Construction	14

Article 2 THE MERGER		15

Section 2.1	Merger	15
Section 2.2	Closing	15
Section 2.3	Effective Time	15
Section 2.4	Manager of the Surviving Entity	16
Section 2.5	Tax Treatment of the Merger	16

Article 3 EFFECTS OF THE MERGER		16

Section 3.1	Effects of the Merger	16
Section 3.2	Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares	17
Section 3.3	Withholding Rights	19
Section 3.4	Lost Certificates	19
Section 3.5	Dissenters Rights	19
Section 3.6	General Effects of the Merger	19

Article 4 REPRESENTATIONS AND WARRANTIES OF TERRA BDC		20

Section 4.1	Organization and Qualification; Subsidiaries	20
Section 4.2	Authority; Approval Required	21
Section 4.3	No Conflict; Required Filings and Consents	22
Section 4.4	Capital Structure	22
Section 4.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	23
Section 4.6	Absence of Certain Changes or Events	26
Section 4.7	No Undisclosed Liabilities	26
Section 4.8	Permits; Compliance with Law	26
Section 4.9	Litigation	27
Section 4.10	Real Property	27
Section 4.11	Material Contracts	27
Section 4.12	Taxes	29
Section 4.13	Intellectual Property	31
Section 4.14	Insurance	32
Section 4.15	Benefit Plans	32
Section 4.16	Related Party Transactions	33
Section 4.17	Brokers	33
Section 4.18	Opinion of Financial Advisor	34
Section 4.19	Takeover Statutes	34
Section 4.20	Information Supplied	34

Section 4.21	Terra BDC Advisory Agreement.	34
Section 4.22	No Other Representations and Warranties	35

Article 5 REPRESENTATIONS AND WARRANTIES OF TERRA REIT AND MERGER SUB		35

Section 5.1	Organization and Qualification; Subsidiaries	35
Section 5.2	Authority	37
Section 5.3	No Conflict; Required Filings and Consents	37
Section 5.4	Capital Structure	38
Section 5.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	39
Section 5.6	Absence of Certain Changes or Events	41
Section 5.7	No Undisclosed Liabilities	41
Section 5.8	Permits; Compliance with Law	41
Section 5.9	Litigation	42
Section 5.10	Real Property	42
Section 5.11	Material Contracts	42
Section 5.12	Taxes	44
Section 5.13	Intellectual Property	46
Section 5.14	Insurance	47
Section 5.15	Benefit Plans	47
Section 5.16	Related Party Transactions	48
Section 5.17	Brokers	48
Section 5.18	Takeover Statutes	49
Section 5.19	Ownership of Merger Sub; No Prior Activities	49
Section 5.20	Information Supplied	49
Section 5.21	No Other Representations and Warranties	49

Article 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER		50

Section 6.1	Conduct of Business by Terra BDC	50
Section 6.2	Conduct of Business by Terra REIT	53
Section 6.3	No Control of Other Parties’ Business	57

Article 7 ADDITIONAL COVENANTS		58

Section 7.1	Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals	58
Section 7.2	Access to Information; Confidentiality	59
Section 7.3	No Solicitation of Transactions	60
Section 7.4	Public Announcements	64
Section 7.5	Appropriate Action; Consents; Filings	64
Section 7.6	Notification of Certain Matters; Transaction Litigation	65
Section 7.7	Indemnification; Directors’ and Officers’ Insurance	66
Section 7.8	Dividends	68
Section 7.9	Voting of Shares	68
Section 7.10	Takeover Statutes	68
Section 7.11	Tax Matters	69

EXHIBITS

Exhibit A – Termination Agreement
Exhibit B – Terra BDC Charter Amendment

Exhibit C – Terra REIT Charter Amendment

Exhibit D – Voting Support Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2022 (this “Agreement”), is among TERRA PROPERTY TRUST, INC., a Maryland corporation (“Terra REIT”), TERRA INCOME FUND 6, INC., a Maryland corporation (“Terra BDC”), TERRA MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Terra REIT (“Merger Sub”), TERRA INCOME ADVISORS, LLC, a Delaware limited liability company (“Terra BDC Advisor”), which is a Party hereto only for purposes of Section 4.22(b) and Section 7.3, and Terra REIT Advisors, LLC., a Delaware limited liability company (“REIT Advisor”), which is a Party hereto only for purposes of Section 5.21(b). Each of Terra REIT, Merger Sub, Terra BDC, REIT Advisor and Terra BDC Advisor is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which Terra BDC will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company resulting from the Merger, and each share of common stock, par value $0.001 per share, of Terra BDC (the “Terra BDC Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined herein) that is not cancelled pursuant to this Agreement will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”);

WHEREAS, on the recommendation of the special committee (the “Terra BDC Special Committee”) of the Board of Directors of Terra BDC (the “Terra BDC Board”), the Terra BDC Board has (a) determined that this Agreement, the Terra BDC Charter Amendment, the BDC Election Withdrawal, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Terra BDC and its stockholders and, in the case of this Agreement, the Merger and the other transactions contemplated by this Agreement, are fair and reasonable to Terra BDC and on terms and conditions no less favorable to Terra BDC than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Terra BDC Charter Amendment, the BDC Election Withdrawal, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger, the Terra BDC Charter Amendment and the BDC Election Withdrawal be submitted for consideration at the Stockholders Meeting and (d) recommended the approval of the Merger, the Terra BDC Charter Amendment and the BDC Election Withdrawal by the Terra BDC stockholders;

WHEREAS, on the recommendation of the special committee (the “Terra REIT Special Committee”) of the Board of Directors of Terra REIT (the “Terra REIT Board”), the Terra REIT Board has (a) determined that this Agreement, the Merger, the Terra REIT Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interests of Terra REIT and its stockholders and (b) authorized and approved this Agreement, the Merger, the Terra REIT Charter Amendment and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with execution and delivery of this Agreement, all the holders of the shares of common stock, par value $0.01 per share, of Terra REIT (the “Terra REIT Common Stock”), as of the date hereof, unanimously approved the Terra REIT Charter Amendment;

WHEREAS, Terra REIT, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, Terra BDC and Terra BDC Advisor have entered into that certain Termination Agreement in substantially the form attached as Exhibit A hereto, which shall be effective at the Effective Time and provides the terms of the termination of the Investment Advisory and Administrative Services Agreement, dated as of September 22, 2021, by and between Terra BDC and Terra BDC Advisor, as amended and in effect on the date hereof;

WHEREAS, on the Closing Date, prior to the Effective Time, Terra JV, Terra Offshore REIT and Terra REIT shall enter into the Voting Support Agreement; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1      Definitions.

(a)            For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Terra REIT than those contained in the Confidentiality Agreement; provided, any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“BDC” means a business development company, as defined in Section 2(a)(48) of the Investment Company Act.

“BDC Election Withdrawal” means the withdrawal by Terra BDC of its election to be treated as a BDC under the Investment Company Act pursuant to and in accordance with the requirements of Section 54 of the Investment Company Act.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercially Available Software” means commercially available off-the-shelf Software purchased or licensed solely for internal use and not in connection with any product or service offered by any Seller, for which the purchase or license fee for such computer software items was less than a total cost of $20,000 in the aggregate for a perpetual license or $5,000 for annual rights to use.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of February 23, 2022, by and between Terra REIT and Terra BDC.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.595, as the same may be adjusted in accordance with Section 3.1(b).

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4, the preparation and filing of any application or other document required to be filed or submitted to the NYSE and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fund 5 International” means Terra Secured Income Fund 5, International, a Cayman exempt corporation.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); and Section 5.5(g)  (Investment Company Act).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to Terra REIT or, solely for purposes of Section 5.21(b), REIT Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Terra REIT Disclosure Letter and (ii) with respect to Terra BDC or, solely for purposes of Section 4.22(b), Terra BDC Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the Terra BDC Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any Terra REIT Material Contract or any Terra BDC Material Contract, as applicable.

“Merger Sub Governing Documents” means, collectively, the certificate of formation and limited liability company agreement of Merger Sub, as in effect on the date hereof.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to Terra REIT, Liens that are disclosed on Section 1.1(b) of the Terra REIT Disclosure Letter, and with respect Terra BDC, Liens that are disclosed on Section 1.1(a) of the Terra BDC Disclosure Letter; (v) with respect to Terra REIT, Liens that are disclosed on the consolidated balance sheet of Terra REIT dated December 31, 2021, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Terra BDC, Liens that are disclosed on the consolidated balance sheet of Terra BDC dated December 31, 2021, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to Terra REIT or Terra BDC, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of Terra REIT or Terra BDC, Liens that are recorded in a public record or disclosed on existing title policies; or (viii) with respect to Terra REIT or Terra BDC, Liens that were incurred in the ordinary course of business since December 31, 2021 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“Qualified Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a written proposal or offer regarding an Acquisition Proposal not later than the thirtieth (30th) day following execution of this Agreement that has not been withdrawn and with whom Terra BDC, upon the approval by the Terra BDC Special Committee and prior to the sixtieth (60th) day following execution of this Agreement, has entered into a definitive agreement following the termination of this Agreement pursuant to Section 9.1(c)(ii); provided, that a Qualified Bidder shall cease to be a Qualified Bidder if the negotiations between Terra BDC and such Qualified Bidder with respect to the Acquisition Proposal that resulted in such Qualified Bidder becoming a Qualified Bidder shall have been terminated.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all (i) computer software (whether in source code, object code, firmware, middle ware or other format), and all versions, updates, revisions, improvements, and modifications of any of the foregoing, including system software, applications software (including mobile apps and applets), assemblers, compilers, interfaces, software made available as a service (SaaS), programming tools, scripts, routines and interfaces; (ii) libraries and computer databases, data compilations and collections, and technical data; and (iii) all documentation (including designs, descriptions, schematics, flow charts, specifications, developers notes, comments, annotations, user manuals, systems manuals and training materials) relating to any of the foregoing.

“Stockholder Approvals” means (i) the affirmative vote of the holders of a majority of the outstanding shares of Terra BDC Common Stock entitled to vote at the Stockholders Meeting on the Merger, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Terra BDC Common Stock entitled to vote at the Stockholders Meeting on the Terra BDC Charter Amendment and (iii) with respect to the BDC Election Withdrawal, the affirmative vote of the lesser of (x) 67% or more of the shares of Terra BDC Common Stock present and entitled to vote at the Stockholders Meeting on the BDC Election Withdrawal, if the holders of 50% or more of the outstanding shares of Terra BDC Common Stock are present at the Stockholders Meeting in person or by proxy, or (y) more than 50% of the outstanding shares of Terra BDC Common Stock entitled to vote at the Stockholders Meeting on the BDC Election Withdrawal.

“Stockholders Meeting” means the meeting of the holders of shares of Terra BDC Common Stock exclusively for the purpose of seeking the Stockholder Approvals, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $2,575,533 or, in the case of termination by Terra BDC pursuant to Section 9.3(b)(ii) in connection with Terra BDC’s entry into an Alternative Acquisition Agreement with a Qualified Bidder providing for a Superior Proposal, $1,103,800.

“Terra BDC Advisory Agreement” means that certain Investment Advisory and Administrative Services Agreement, dated September 22, 2021, by and among, Terra BDC and Terra BDC Advisor.

“Terra BDC Bylaws” means the Amended and Restated Bylaws of Terra BDC, as amended and in effect on the date hereof.

“Terra BDC Charter” means the Articles of Amendment and Restatement of Terra BDC, dated March 16, 2015, as amended by the Articles of Amendment to the Articles of Amendment and Restatement, dated May 1, 2019, as further amended or supplemented and in effect on the date hereof.

“Terra BDC Charter Amendment” means that amendment to the Terra BDC Charter, substantially in the form attached hereto as Exhibit B.

“Terra BDC Governing Documents” means, collectively, the Terra BDC Bylaws and the Terra BDC Charter.

“Terra BDC Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Terra BDC and the Terra BDC Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Terra BDC to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Terra BDC Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Terra BDC to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Terra BDC Material Adverse Effect), (B) any changes that generally affect the industries in which Terra BDC and the Terra BDC Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Terra REIT, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, or the World Health Organization or other industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any change in such Law, directive, pronouncement or guideline or any interpretation thereof following the date of this Agreement or Terra BDC’s or any of the Terra BDC Subsidiaries’ compliance therewith, (J) changes in Law or GAAP (or the interpretation thereof), or (K) any Action made or initiated by any holder of Terra BDC Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H), (I) and (J) do not disproportionately affect Terra BDC and the Terra BDC Subsidiaries, taken as a whole, relative to others in the industries in which Terra BDC and the Terra BDC Subsidiaries conduct their business in the geographic regions in which Terra BDC and the Terra BDC Subsidiaries operate.

“Terra BDC Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities are, directly or indirectly, owned by Terra BDC, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Terra BDC or of which Terra BDC or any Terra BDC Subsidiary is a general partner, manager, managing member or the equivalent.

“Terra Fund 5” means Terra Secured Income Fund 5, LLC, a Delaware limited liability company.

“Terra Fund 7” means Terra Secured Income Fund 7, LLC, a Delaware limited liability company.

“Terra JV” means Terra JV, LLC, a Delaware limited liability company.

“Terra Offshore REIT” means Terra Offshore Funds REIT, LLC, a Delaware limited liability company.

“Terra REIT Advisory Agreement” means that certain Amended and Restated Management Agreement, dated as of February 18, 2018, by and among Terra REIT and REIT Advisor, as amended and in effect on the date hereof.

“Terra REIT Bylaws” means the Amended and Restated Bylaws of Terra REIT, as amended and in effect on the date hereof.

“Terra REIT Charter” means the Articles of Amendment and Restatement of Terra REIT dated December 16, 2019, as amended or supplemented and in effect on the date hereof.

“Terra REIT Charter Amendment” means that amendment to the Terra REIT Charter, substantially in the form attached hereto as Exhibit C.

“Terra REIT Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Terra REIT into which each issued and outstanding share of Terra REIT Common Stock shall be changed pursuant to the Terra REIT Charter Amendment.

“Terra REIT Class B Common Stock Distributions” means, collectively, the distribution by Terra JV of the shares of Terra REIT Class B Common Stock owned by it to Terra Fund 5 and Terra Fund 7, the distribution by Terra Offshore REIT of the shares of Terra REIT Class B Common Stock owned by it to TIFI and Fund 5 International, the distribution by each of Terra Fund 5 and Terra Fund 7 of the shares of Terra REIT Class B Common Stock received from Terra JV to their respective members and the distribution by each of TIFI and Fund 5 International of the shares of Terra REIT Class B Common Stock received from Terra Offshore REIT to their respective shareholders.

“Terra REIT Governing Documents” means, collectively, the Terra REIT Bylaws and the Terra REIT Charter.

“Terra REIT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Terra REIT and the Terra REIT Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Terra REIT and Merger Sub to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Terra REIT Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Terra REIT to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Terra REIT Material Adverse Effect), (B) any changes that generally affect the industries in which Terra REIT and the Terra REIT Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Terra BDC, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, or the World Health Organization or other industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any change in such Law, directive, pronouncement or guideline or any interpretation thereof following the date of this Agreement or Terra REIT’s or any of the Terra REIT Subsidiaries’ compliance therewith, (J) changes in Law or GAAP (or the interpretation thereof), or (K) any Action made or initiated by any holder of Terra REIT Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H), (I) and (J) do not disproportionately affect Terra REIT and the Terra REIT Subsidiaries, taken as a whole, relative to others in the industries in which Terra REIT and the Terra REIT Subsidiaries conduct their business in the geographic regions in which Terra REIT and the Terra REIT Subsidiaries operate.

“Terra REIT Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities are, directly or indirectly, owned by Terra REIT, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Terra REIT or of which Terra REIT or any Terra REIT Subsidiary is a general partner, manager, managing member or the equivalent.

“TIFI” means Terra Income Fund International, a Cayman exempt corporation.

(b)            In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Recitals
Alternative Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.3
Certificate	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Charter Restrictions	Section 7.10
Closing	Section 2.2
Closing Date	Section 2.2
DE SOS	Section 2.3
DLLCA	Recitals
Effective Time	Section 2.3
Escrow Agreement	Section 9.3(e)
Exchange Agent	Section 3.2(a)
Exchange Agent Agreement	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Indenture	Section 7.13
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(f)(ii)
Intervening Event Notice Period	Section 7.3(c)(ii)
Letter of Transmittal	Section 3.2(c)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Recitals
MGCL	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Recitals
Prime Rate	Section 9.3(d)
Qualifying REIT Income	Section 9.3(e)(i)
Qualified REIT Subsidiary	Section 4.1(c)
Registered Securities	Section 7.1(a)
REIT	Section 5.12(b)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
Specified Operations	Section 4.13(e)
Superior Proposal	Section 7.3(f)(ii)
Superior Proposal Notice Period	Section 7.3(c)(i)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.19
Taxable REIT Subsidiary	Section 5.1(c)
Terra BDC	Recitals
Terra BDC Board	Recitals
Terra BDC Board Recommendation	Section 4.2(c)
Terra BDC Common Stock	Recitals
Terra BDC Designees	Section 7.12
Terra BDC Disclosure Letter	Article 4
Terra BDC Insurance Policies	Section 4.14
Terra BDC Material Contract	Section 4.11(b)
Terra BDC Organizational Documents	Section 7.7(a)
Terra BDC Permits	Section 4.8
Terra BDC Preferred Stock	Section 4.4(a)
Terra BDC SEC Documents	Section 4.5(a)
Terra BDC Special Committee	Recitals
Terra BDC Subsidiary Partnership	Section 4.12(h)
Terra BDC Tax Protection Agreements	Section 4.12(h)
Terra BDC Terminating Breach	Section 9.1(d)(i)
Terra BDC Voting Debt	Section 4.4(c)
Terra REIT	Recitals
Terra REIT Board	Recitals
Terra REIT Common Stock	Recitals
Terra REIT Disclosure Letter	Article 5
Terra REIT Insurance Policies	Section 5.14
Terra REIT Material Contract	Section 5.11(b)
Terra REIT Permits	Section 5.8
Terra REIT Preferred Stock	Section 5.4(a)
Terra REIT SEC Documents	Section 5.5(a)
Terra REIT Special Committee	Recitals
Terra REIT Subsidiary Partnership	Section 5.12(h)
Terra REIT Tax Protection Agreements	Section 5.12(h)
Terra REIT Terminating Breach	Section 9.1(c)
Terra REIT Voting Debt	Section 5.4(c)
Transaction Litigation	Section 7.6(c)
Transfer Taxes	Section 7.11(d)
Trustee	Section 7.13
Voting Support Agreement	Section 7.12

Section 1.2      Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)            when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)            the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)            whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)            “or” shall be construed in the inclusive sense of “and/or”;

(e)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)            all references herein to “$” or dollars shall refer to United States dollars;

(g)            no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)            it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)            the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j)            references to a Person are also to its successors and permitted assigns;

(k)            any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(m)            pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires; and

(n)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article 2

THE MERGER

Section 2.1      Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the Effective Time, Terra BDC shall be merged with and into Merger Sub, whereupon the separate existence of Terra BDC will cease, with Merger Sub surviving the Merger (the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Terra REIT Subsidiary. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

Section 2.2      Closing. The closing (the “Closing”) of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the second (2nd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3      Effective Time. On the Closing Date, Terra REIT, Terra BDC and Merger Sub shall (i) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “Certificate of Merger”) and (iii) make any other filings, recordings or publications required to be made by Terra BDC, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at the time set forth in the Articles of Merger and the Certificate of Merger (such date and time, the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date. The Articles of Merger and Certificate of Merger shall provide that the name of the Surviving Entity shall be “Terra Merger Sub, LLC.”

Section 2.4      Manager of the Surviving Entity. At the Effective Time, by virtue of the Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity. The Surviving Entity shall have no officers at the Effective Time.

Section 2.5      Tax Treatment of the Merger. The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

Article 3

EFFECTS OF THE MERGER

Section 3.1      Effects of the Merger.

(a)            At the Effective Time and by virtue of the Merger and without any further action on the part of Terra REIT, Terra BDC or Merger Sub or the holders of any securities of Terra REIT, Terra BDC or Merger Sub:

(i)            Except as provided in Section 3.1(a)(ii) and subject to Sections 3.1(b) and 3.1(d), each share of Terra BDC Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) (A) a number of shares of Terra REIT Class B Common Stock equal to the Exchange Ratio, to be issued in consideration therefor upon the surrender of such Certificate or Book Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share interests of Terra REIT Class B Common Stock in accordance with Section 3.1(d) (together, the “Merger Consideration”);

(ii)            Notwithstanding Section 3.1(a)(i) above, each share of Terra BDC Common Stock, if any, then held by any wholly owned Terra BDC Subsidiary, Terra REIT or any wholly owned Terra REIT Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger; and

(iii)            The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain the issued and outstanding membership interests of the Surviving Entity and shall be unaffected by the Merger.

(b)            Adjustment of the Exchange Ratio. Between the date of this Agreement and the Effective Time, if either of Terra BDC or Terra REIT should split, combine or otherwise reclassify either the Terra BDC Common Stock or the Terra REIT Common Stock or makes a dividend or other distribution in shares of the Terra BDC Common Stock or the Terra REIT Common Stock (including any dividend or other distribution of securities convertible into Terra BDC Common Stock or Terra REIT Common Stock), or engages in a reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such split, combination, reclassification, dividend, distribution, reorganization, exchange or change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c)            Transfer Books. From and after the Effective Time, the share transfer books of Terra BDC shall be closed, and thereafter there shall be no further registration of transfers of Terra BDC Common Stock. From and after the Effective Time, Persons who held Terra BDC Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Effective Time, any Certificates or Book-Entry Shares of Terra BDC Common Stock presented to the Exchange Agent, Terra REIT or the Surviving Entity shall be exchanged for the Merger Consideration with respect to Terra BDC Common Stock formerly represented thereby.

(d)            No Fractional Shares. No fractional shares of Terra REIT Class B Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares of Terra BDC Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a stockholder of Terra REIT. Notwithstanding any other provision of this Agreement, each holder of shares of Terra BDC Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Terra REIT Class B Common Stock (after taking into account all Certificates and Book-Entry Shares of Terra BDC Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $14.38.

Section 3.2      Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a)            As soon as practicable prior to the Effective Time, Terra REIT will designate a nationally recognized bank, trust company or stockholder services company reasonably acceptable to Terra BDC to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(i) and Section 3.1(d). Prior to the Effective Time, Terra REIT will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Terra BDC (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.

(b)            Prior to the Effective Time, Terra REIT shall deposit with the Exchange Agent, for the sole benefit of the holders of shares of Terra BDC Common Stock, certificates or Book-Entry Shares representing shares of Terra REIT Class B Common Stock to be issued pursuant to Section 3.1(a)(i) in exchange for the shares of Terra BDC Common Stock. After the Effective Time on the appropriate payment date, if applicable, Terra REIT shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Terra REIT Class B Common Stock pursuant to Section 3.2(e). Terra REIT shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d). Such shares of Terra REIT Class B Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(d) and dividends or distributions with respect thereto pursuant to Section 3.2(e), are referred to herein as the “Exchange Fund.” Terra REIT shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c)            As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), Terra REIT shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share representing shares of Terra BDC Common Stock (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Terra REIT and reasonably acceptable to Terra BDC (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates or transfer of any Book-Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Terra BDC Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(d)            Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of Terra BDC Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of Terra BDC Common Stock shall be entitled to receive in exchange therefor (i) the number of whole shares of Terra REIT Class B Common Stock into which the Terra BDC Common Stock represented by the surrendered Certificate or Book-Entry Share shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Terra REIT Class B Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavit of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate or Book-Entry Share representing shares of Terra BDC Common Stock shall be deemed, at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e)            No dividends or other distributions declared or made prior to or after the Effective Time with respect to Terra REIT Class B Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive shares of Terra REIT Class B Common Stock until, and no cash payment in lieu of a fractional share interest of Terra REIT Class B Common Stock shall be paid to any such holder pursuant to Section 3.1(d) until, such holder shall have surrendered its Certificates or Book-Entry Share of Terra BDC Common Stock pursuant to this Section 3.2. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares of Terra BDC Common Stock, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Terra REIT Class B Common Stock represented by the Certificate or Book-Entry Shares of Terra BDC Common Stock surrendered by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Terra REIT Class B Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

(f)            In the event of a transfer of ownership of shares of Terra BDC Common Stock that is not registered in the transfer records of Terra BDC, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Terra REIT that such Tax either has been paid or is not applicable.

(g)            Any portion of the Exchange Fund that remains undistributed to the holders of Terra BDC Common Stock for six (6) months after the Effective Time shall be delivered to Terra REIT upon demand, and any former holders of Terra BDC Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Terra REIT for payment of their claims with respect thereto.

(h)            None of Terra BDC, Terra REIT, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Terra BDC Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Terra REIT free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3      Withholding Rights. Each of Terra BDC, Terra REIT, the Surviving Entity, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Terra BDC Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Terra REIT, the posting by such Person of a bond in such reasonable amount as Terra REIT may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.5      Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.6      General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Terra BDC and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Terra BDC and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Article 4

REPRESENTATIONS AND WARRANTIES OF TERRA BDC

Except (a) as set forth in the disclosure letter prepared by the Terra BDC and delivered by the Terra BDC to the Terra REIT prior to the execution and delivery of this Agreement (the “Terra BDC Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Terra BDC Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Terra BDC Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the Terra BDC Disclosure Letter is intended to broaden the scope of any representation or warranty of Terra BDC made herein) or (b) as disclosed in the Terra BDC SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2021 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Terra BDC SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the Terra BDC SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Terra BDC Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.17 (Brokers), and Section 4.18 (Opinion of Financial Advisor), the Terra BDC hereby represents and warrants to Terra REIT that:

Section 4.1      Organization and Qualification; Subsidiaries

(a)            Terra BDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Terra BDC is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect.

(b)            Each Terra BDC Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Terra BDC Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect.

(c)            Section 4.1(c) of the Terra BDC Disclosure Letter sets forth a true and complete list of the Terra BDC Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Terra BDC and the Terra BDC Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Terra BDC in each Terra BDC Subsidiary, including a list of each Terra BDC Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each Terra BDC Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)            Neither Terra BDC nor any Terra BDC Subsidiary directly or indirectly owns any equity interest in any Person (other than in the Terra BDC Subsidiaries).

(e)            Terra BDC is in compliance with the terms of its Terra BDC Governing Documents in all material respects.

Section 4.2      Authority; Approval Required.

(a)            Terra BDC has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Terra BDC and the consummation by Terra BDC of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Terra BDC are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Merger, to receipt of the applicable Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Certificate of Merger with the DE SOS, and (ii) with respect to the Terra BDC Charter Amendment, to receipt of the Stockholder Approvals and to the filing of Articles of Amendment with, and acceptance for record of Articles of Amendment by the SDAT.

(b)            This Agreement has been duly executed and delivered by Terra BDC, and assuming due authorization, execution and delivery by Terra REIT and Merger Sub, constitutes a legally valid and binding obligation of Terra BDC enforceable against Terra BDC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)            On the recommendation of the Terra BDC Special Committee, the Terra BDC Board has (i) determined that the terms of this Agreement, the Terra BDC Charter Amendment, the BDC Election Withdrawal, the Merger and the other transactions contemplated by this Agreement are in the best interests of Terra BDC and the holders of Terra BDC Common Stock and, in the case of this Agreement, the Merger and the other transactions contemplated by this Agreement, fair and reasonable and on terms and conditions not less favorable to Terra BDC than those available from unaffiliated third parties, (ii) approved, authorized, adopted and declared advisable this Agreement, the Terra BDC Charter Amendment, the BDC Election Withdrawal and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger, the Terra BDC Charter Amendment and the BDC Election Withdrawal be submitted to a vote of the holders of Terra BDC Common Stock and (iv) recommended that holders of Terra BDC Common Stock vote in favor of approval of the Terra BDC Charter Amendment, the BDC Election Withdrawal and the Merger (such recommendation, the “Terra BDC Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)            The Stockholder Approvals are the only vote of the holders of securities of Terra BDC required to approve the Terra BDC Charter Amendment, the BDC Election Withdrawal and the Merger.

Section 4.3      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Terra BDC do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the Terra BDC Governing Documents or (B) any equivalent organizational or governing documents of any other Terra BDC Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Terra BDC or any Terra BDC Subsidiary or by which any property or asset of Terra BDC or any Terra BDC Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Terra BDC or any Terra BDC Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Terra BDC or any Terra BDC Subsidiary pursuant to, any Contract or Permit to which Terra BDC or any Terra BDC Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect.

(b)            The execution and delivery of this Agreement by Terra BDC do not, and the performance of this Agreement by Terra BDC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the Certificate of Merger with the DE SOS pursuant to the DLLCA, (iv) the filing of Articles of Amendment setting forth the Terra BDC Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the Terra BDC Disclosure Letter, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect.

Section 4.4      Capital Structure.

(a)            The authorized capital stock of Terra BDC consists of 500,000,000 Shares (as such term is defined in the Terra BDC Charter), consisting of 450,000,000 shares of Terra BDC Common Stock, and 50,000,000 shares of preferred stock, par value $0.001 per share (“Terra BDC Preferred Stock”). At the close of business on April 26, 2022, (i) 8,102,167 shares of Terra BDC Common Stock were issued and outstanding and (ii) no shares of Terra BDC Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Terra BDC are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of Terra BDC.

(b)            All of the outstanding shares of capital stock of each of the Terra BDC Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Terra BDC Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Terra BDC Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Terra BDC owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Terra BDC Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c)            There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of Terra BDC or any Terra BDC Subsidiary (“Terra BDC Voting Debt”) issued and outstanding. As set forth in Section 4.4(a) of the Terra BDC Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Terra BDC or any of the Terra BDC Subsidiaries is a party or by which any of them is bound obligating Terra BDC or any of the Terra BDC Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Terra BDC or any Terra BDC Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Terra BDC Voting Debt or other equity interests.

(d)            Neither Terra BDC nor any Terra BDC Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Terra BDC or any of the Terra BDC Subsidiaries. Neither Terra BDC nor any Terra BDC Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(d) of the Terra BDC Disclosure Letter. No Terra BDC Common Stock is owned by any Terra BDC Subsidiary.

(e)            Terra BDC does not have a “poison pill” or similar stockholder rights plan.

(f)            All dividends or other distributions on the shares of Terra BDC Common Stock and any material dividends or other distributions on any securities of any Terra BDC Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5      SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)            Terra BDC has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Terra BDC under the Exchange Act, the Investment Company Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2020 (the forms, documents, statements and reports filed with the SEC since December 31, 2020 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Terra BDC SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Terra BDC SEC Documents (i) complied, or with respect to Terra BDC SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Terra BDC SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Terra BDC SEC Documents is, to the Knowledge of Terra BDC, the subject of ongoing SEC review and Terra BDC does not have any outstanding and unresolved comments from the SEC with respect to any Terra BDC SEC Documents. None of the Terra BDC SEC Documents is the subject of any confidential treatment request by Terra BDC.

(b)            At all applicable times, Terra BDC has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)            The consolidated audited and unaudited financial statements of Terra BDC and the Terra BDC Subsidiaries included, or incorporated by reference, in the Terra BDC SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Terra BDC SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Terra BDC and Terra BDC Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to Terra BDC) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Terra BDC and the Terra BDC Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Terra BDC and the Terra BDC Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Terra BDC, threatened, in each case regarding any accounting practices of Terra BDC.

(d)            Since December 31, 2017, (A) Terra BDC has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Terra BDC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Terra BDC’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of Terra BDC, such disclosure controls and procedures are effective in timely alerting Terra BDC’s management to material information required to be included in Terra BDC’s periodic reports required under the Exchange Act (if Terra REIT were required to file such reports). Terra BDC and Terra BDC Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Terra BDC has disclosed to Terra BDC’s auditors and audit committee (and made summaries of such disclosures available to Terra REIT) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Terra BDC’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Terra BDC, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)            Terra BDC is not and none of the Terra BDC Subsidiaries is, a party to, and neither Terra BDC nor any Terra BDC Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Terra BDC and any Terra BDC Subsidiary, on the one hand, and any unconsolidated Affiliate of Terra BDC or any Terra BDC Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Terra BDC, any Terra BDC Subsidiary or Terra BDC’s or such Terra BDC Subsidiary’s audited financial statements or other Terra BDC SEC Documents.

(f)            Neither Terra BDC nor any Terra BDC Subsidiary nor, to the Knowledge of Terra BDC, any director, officer or Representative of Terra BDC or any Terra BDC Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Terra BDC nor any Terra BDC Subsidiary has received any written communication that alleges that Terra BDC or any Terra BDC Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

(g)            Terra BDC has duly elected to be regulated as a BDC pursuant to the Investment Company Act and, until such time as the BDC Election Withdrawal becomes effective, such election has not been revoked or withdrawn and is in full force and effect. Terra BDC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws” (as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act). There have been no “Material Compliance Matters” (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for Terra BDC, other than those that have been reported to the Terra BDC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to have a Terra BDC Material Adverse Effect. No “affiliated person” (as defined under the Investment Company Act) of Terra BDC or the Terra BDC Advisor has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material proceeding pending and served or, to the Knowledge of Terra BDC, threatened that would result in any such disqualification. The Terra BDC Advisory Agreement has been duly approved and continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). As of the date of this Agreement, there have been no material changes to the amount of securities, Indebtedness and other financial instruments listed on the most recent Terra BDC SEC Documents, including any increase in the amount of securities, Indebtedness and other financial instruments owned by the Terra BDC or its Terra BDC Subsidiaries that are not treated as “qualifying assets” under Section 55(a) of the Investment Company Act.

Section 4.6      Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, (a)  Terra BDC and each Terra BDC Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither Terra BDC nor any Terra BDC Subsidiary has taken any action that would have been prohibited by Section 6.1 (Conduct of the Business of Terra BDC) if taken from and after the date of this Agreement and (c) there has not been any Terra BDC Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Terra BDC Material Adverse Effect.

Section 4.7      No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Terra BDC dated as of December 31, 2021 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021, neither Terra BDC nor any Terra BDC Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Terra BDC Material Adverse Effect.

Section 4.8      Permits; Compliance with Law. Terra BDC and the Terra BDC Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Terra BDC Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Terra BDC Material Adverse Effect. Terra BDC and the Terra BDC Subsidiaries are in compliance with the terms of the Terra BDC Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Terra BDC Material Adverse Effect. Neither Terra BDC nor any Terra BDC Subsidiary is in violation or breach of, or default under, any Terra BDC Permit, nor has Terra BDC or any Terra BDC Subsidiary received any claim or notice indicating that Terra BDC or any Terra BDC Subsidiary is currently not in compliance with the terms of any Terra BDC Permits, except where the failure to be in compliance with the terms of any Terra BDC Permits would not reasonably be expected to have, individually or in the aggregate, a Terra BDC Material Adverse Effect. The businesses of Terra BDC and the Terra BDC Subsidiaries are not currently being conducted, and at no time since December 31, 2020 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Terra BDC Material Adverse Effect. As of the date of this Agreement, to the knowledge of Terra BDC, no investigation or review by any Governmental Authority with respect to Terra BDC or any Terra BDC Subsidiary is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Terra BDC Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.8, the provisions of this Section 4.8 shall not apply to matters addressed in Section 4.12 and Section 4.15.

Section 4.9      Litigation. There is no material action, suit, proceeding or investigation to which Terra BDC or any Terra BDC Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Terra BDC, threatened before any Governmental Authority, and, to the Knowledge of Terra BDC, there is no basis for any such action, suit, proceeding or investigation. Neither Terra BDC nor any Terra BDC Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Terra BDC or the Terra BDC Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which Terra BDC or any of the Terra BDC Subsidiaries is or was a party, or, to the Knowledge of Terra BDC, in any other proceeding, that enjoins or requires Terra BDC or any of the Terra BDC Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2021, none of Terra BDC, any Terra BDC Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Terra BDC or any Terra BDC Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10      Real Property. Neither Terra BDC nor any Terra BDC Subsidiary owns any real property. Neither Terra BDC nor any Terra BDC Subsidiary has leased or subleased any real property or has any obligation to pay any rent or other fees for any real property.

Section 4.11      Material Contracts.

(a)            Section 4.11(a) of the Terra BDC Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which Terra BDC or any Terra BDC Subsidiary is a party or by which any of its properties or assets are bound that:

(i)            is required to be filed as an exhibit to Terra BDC’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)            obligates Terra BDC or any Terra BDC Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Terra BDC or any Terra BDC Subsidiary;

(iii)            contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Terra BDC or any Terra BDC Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Terra BDC or any Terra BDC Subsidiary or the geographic area in which Terra BDC or any Terra BDC Subsidiary may conduct business;

(iv)            is a Contract that obligates Terra BDC or any Terra BDC Subsidiary to indemnify any past or present directors, officers, or employees of Terra BDC or any Terra BDC Subsidiary pursuant to which Terra BDC or any Terra BDC Subsidiary is the indemnitor;

(v)            constitutes (A) an Indebtedness obligation of Terra BDC or any Terra BDC Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Terra BDC or a Terra BDC Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Terra BDC or Terra BDC Subsidiary or (2) Terra BDC or a Terra BDC Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Terra BDC or another Terra BDC Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)            requires Terra BDC or any Terra BDC Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)            constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)            constitutes a loan to any Person by Terra BDC or any Terra BDC Subsidiary in an amount in excess of $500,000;

(ix)            sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Terra BDC or any Terra BDC Subsidiary with a third party;

(x)            prohibits the pledging of the capital stock of Terra BDC or any Terra BDC Subsidiary or prohibits the issuance of guarantees by any Terra BDC Subsidiary;

(xi)            is with a Governmental Authority;

(xii)            has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)            is an employment Contract or consulting Contract;

(xiv)            is a collective bargaining agreement or other Contract with any labor organization, union or association; or

(xv)            is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Terra BDC and the Terra BDC Subsidiaries, taken as a whole.

(b)            Each Contract in any of the categories set forth in Section 4.11(a) to which Terra BDC or any Terra BDC Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Terra BDC Material Contract.” Each Terra BDC Material Contract is legal, valid, binding and enforceable on Terra BDC and each other Terra BDC Subsidiary that is a party thereto and, to the Knowledge of Terra BDC, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Terra BDC and each Terra BDC Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Terra BDC Material Contract and, to the Knowledge of Terra BDC, each other party thereto has performed all obligations required to be performed by it under such Terra BDC Material Contract prior to the date hereof, except where in each case the failure to perform individually or in the aggregate would not reasonably be expected to have a Terra BDC Material Adverse Effect. Neither Terra BDC nor any Terra BDC Subsidiary, nor, to the Knowledge of Terra BDC, any other party thereto, is in breach or violation of, or default under, any Terra BDC Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Terra BDC Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect. Neither Terra BDC nor any Terra BDC Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any Terra BDC Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect. Since December 31, 2021 and as of the date hereof, neither Terra BDC nor any Terra BDC Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Terra BDC Material Contract.

Section 4.12      Taxes.

(a)            Terra BDC and each other Terra BDC Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Terra BDC and each other Terra BDC Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where Terra BDC or any Terra BDC Subsidiary does not file Tax Returns that Terra BDC or any Terra BDC Subsidiary is or may be subject to Tax by such jurisdiction.

(b)            Terra BDC (i) for all taxable years commencing with Terra BDC’s year ending December 31, 2018 and through December 31, 2021, has been subject to taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since October 1, 2018 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Terra BDC. No Terra BDC Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Terra BDC’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Terra BDC’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Terra BDC’s net capital gain for such year.

(c)            (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Terra BDC, threatened with regard to any material Taxes or Tax Returns of Terra BDC or any Terra BDC Subsidiary; (ii) no material deficiency for Taxes of Terra BDC or any Terra BDC Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Terra BDC, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect; (iii) neither Terra BDC nor any Terra BDC Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Terra BDC nor any Terra BDC Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Terra BDC nor any Terra BDC Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)            Each Terra BDC Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)            Neither Terra BDC nor any Terra BDC Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)            Since October 1, 2018, Terra BDC and the Terra BDC Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  Terra BDC has not, and none of the Terra BDC Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Terra BDC no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Terra BDC or any Terra BDC Subsidiary. Terra BDC has never had any earnings and profits accumulated in any “non-REIT year,” within the meaning of Section 857(a)(2) of the Code.

(g)            Terra BDC and the Terra BDC Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no Terra BDC Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Terra BDC threatened to raise, a material claim against Terra BDC or any Terra BDC Subsidiary for any breach of any Terra BDC Tax Protection Agreements. As used herein, “Terra BDC Tax Protection Agreements” means any written agreement to which Terra BDC or any Terra BDC Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Terra BDC Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Terra BDC Subsidiary Partnership, Terra BDC or any Terra BDC Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Terra BDC Subsidiary Partnership” means a Terra BDC Subsidiary that is a partnership for United States federal income tax purposes.

(i)            There are no Tax Liens upon any property or assets of Terra BDC or any Terra BDC Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)            There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Terra BDC or any Terra BDC Subsidiary, and after the Closing Date neither Terra BDC nor any Terra BDC Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)            Neither Terra BDC nor any Terra BDC Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither Terra BDC nor any Terra BDC Subsidiary is subject to written ruling of a Governmental Authority.

(l)            Neither Terra BDC nor any Terra BDC Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Terra BDC Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)            Neither Terra BDC nor any Terra BDC Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)            Neither Terra BDC nor any Terra BDC Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)            No written power of attorney that has been granted by Terra BDC or any Terra BDC Subsidiary (other than to Terra BDC or a Terra BDC Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)            Neither Terra BDC nor any Terra BDC Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Terra BDC is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)            Terra BDC is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.13      Intellectual Property. (a) Neither Terra BDC nor any Terra BDC Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights, (c) owns any proprietary Software, (d) owns any trade secrets material to the conduct of the business of Terra BDC or any Terra BDC Subsidiary or (e) is a party to any Contracts with respect to an exclusive license by Terra BDC or any Terra BDC Subsidiary of any trademarks, patents or copyrights. Section 4.13(a) of the Terra BDC Disclosure Letter lists all (1) unregistered trademarks material to the conduct of the business of Terra BDC or any Terra BDC Subsidiary, (2) domain names used in the conduct of the business of Terra BDC or any Terra BDC Subsidiary, whether or not registered to Terra BDC or any Terra BDC Subsidiary, and (3) all websites and social media handles/accounts used in the conduct of the business of Terra BDC or any Terra BDC Subsidiary.

(b)            No Intellectual Property used by Terra BDC or any Terra BDC Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party. Since December 31, 2013, neither Terra BDC nor any Terra BDC Subsidiary has received any written or, to the Knowledge of Terra BDC, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party. To the Knowledge of Terra BDC, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Terra BDC or any Terra BDC Subsidiary.

(c)            Terra BDC and the Terra BDC Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used in the business of Terra BDC and the Terra BDC Subsidiaries as it is currently conducted. On or before the Closing, all Intellectual Property used in the business of Terra BDC or any Terra BDC Subsidiary as currently conducted will be owned or available for use by Merger Sub on identical terms and conditions under which Terra BDC or any Terra BDC Subsidiary used or owned such Intellectual Property immediately prior to Closing. Schedule 4.13(c) lists all Intellectual Property, excluding any Commercially Available Software, licensed by Terra BDC or the Terra BDC Subsidiaries that is used in the business of Terra BDC or any Terra BDC Subsidiary.

(d)            Terra BDC and all Terra BDC Subsidiaries have taken all commercially reasonable steps necessary to protect and keep confidential all confidential information, trade secrets, proprietary data, customer information, or other business information of (i) Terra BDC, (ii) Terra BDC Subsidiaries and (iii) any other Person, Terra BDC or any Terra BDC Subsidiaries is obligated to protect and/or keep confidential.

(e)            All Software used in the business of Terra BDC or any Terra BDC Subsidiary operates and performs in all material respects in accordance with its associated representations, warranties, instructions, guidelines, specifications, and documentation (whether in writing or electronically) (“Specified Operations”). The Software used in the business of Terra BDC or any Terra BDC Subsidiary does not include any disabling codes, or viruses, or any defects, bugs, logic errors, problems or other items that could cause such Software to not operate in accordance with its Specified Operations. No Software used in the business of Terra BDC or any Terra BDC Subsidiary has manifested significant operating problems, other than such problems that have been adequately corrected. There have been no material interruptions in the business of Terra BDC or any Terra BDC Subsidiary and, to the Knowledge of Terra BDC, there is nothing contained in the operating systems or any Software used in the business of Terra BDC or any Terra BDC Subsidiary that would cause a material interruption to their respective businesses.

Section 4.14      Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Terra BDC Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Terra BDC and the Terra BDC Subsidiaries (the “Terra BDC Insurance Policies”) have been paid, and Terra BDC and the Terra BDC Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Terra BDC Insurance Policies. No written notice of cancellation or termination has been received by Terra BDC or any Terra BDC Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.15      Benefit Plans.

(a)            Terra BDC and the Terra BDC Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither Terra BDC nor any Terra BDC Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)            Except as individually or in the aggregate, have not had and would not reasonably be expected to have Terra BDC Material Adverse Effect, none of Terra BDC, any Terra BDC Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Terra REIT or any Terra REIT Subsidiary.

(c)            None of Terra BDC, any Terra BDC Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(d)            No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)            Neither Terra BDC nor any Terra BDC Subsidiary is a party to or has any obligation under any Contract, or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(f)            Neither Terra BDC nor any Terra BDC Subsidiary has, or has ever had, any employees.

(g)            No individual who provides services to Terra BDC or any Terra BDC Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to Terra BDC or a Terra BDC Subsidiary, and neither Terra BDC nor any Terra BDC Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to Terra BDC or any Terra BDC Subsidiary and, to the Knowledge of Terra BDC, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to Terra BDC or any Terra BDC Subsidiary.

(h)            Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Terra BDC Material Adverse Effect, no current or former provider of services (including any independent contractor) of Terra BDC or any Terra BDC Subsidiary is or was employee of Terra BDC or any Terra BDC Subsidiary under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Plan purposes.

Section 4.16      Related Party Transactions. Except as described in the publicly available Terra BDC SEC Documents filed with or furnished to the SEC on or after January 1, 2022 and prior to the date hereof, no agreements, arrangements or understandings between Terra BDC or any Terra BDC Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Terra BDC and Terra BDC Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.17      Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.17 of the Terra BDC Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.17 of the Terra BDC Disclosure Letter, pursuant to the terms of the engagement letter between Terra BDC and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Terra BDC or any Terra BDC Subsidiary.

Section 4.18      Opinion of Financial Advisor The Terra BDC Special Committee has received the opinion of Robert A. Stanger & Co., Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of Terra BDC Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Terra BDC Common Stock. Terra BDC has provided to Terra REIT, solely for informational purposes, a complete and accurate copy of such opinion.

Section 4.19      Takeover Statutes. Neither Terra BDC nor any Terra BDC Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Terra REIT as defined in Section 3-601 of the MGCL. The Terra BDC Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Terra BDC Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.20      Information Supplied. None of the information relating to Terra BDC or any Terra BDC Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by Terra BDC or any Terra BDC Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Terra REIT with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.21      Terra BDC Advisory Agreement.     The Terra BDC Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Terra BDC nor the Terra BDC Advisor is in default under the Terra BDC Advisory Agreement, except where such default would not reasonably be expected to have a Terra BDC Material Adverse Effect. The Terra BDC Advisory Agreement is a valid and binding obligation of Terra BDC, except as would not reasonably be expected to have a Terra BDC Material Adverse Effect. There is no action or proceeding pending or, to the Knowledge of Terra BDC, threatened, and, to the Knowledge of Terra BDC, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of Terra BDC Advisor as an investment adviser under the Investment Advisers Act of 1940, as amended, or the ability of the Terra BDC Advisor to perform its obligations under the Terra BDC Advisory Agreement.

Section 4.22      No Other Representations and Warranties.

(a)            Except for the representations or warranties expressly set forth in this Article 4, neither Terra BDC nor any other Person has made any representation or warranty, expressed or implied, with respect to Terra BDC or any Terra BDC Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Terra BDC or any Terra BDC Subsidiary. In particular, without limiting the foregoing disclaimer, neither Terra BDC nor any other Person makes or has made any representation or warranty to Terra REIT or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Terra BDC in this Article 4, any oral or written information presented to Terra REIT or any of its Affiliates or Representatives in the course of their due diligence of Terra BDC, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Terra BDC acknowledges and agrees that neither Terra REIT nor any other Person has made or is making any representations or warranties relating to Terra REIT whatsoever, express or implied, beyond those expressly given by Terra REIT in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Terra REIT furnished or made available to Terra BDC or any of its Representatives.

(b)            Neither Terra BDC nor Terra BDC Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of Terra REIT contained in this Agreement, (ii) any breach or noncompliance by Terra REIT of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute a Terra REIT Material Adverse Effect.

Article 5

REPRESENTATIONS AND WARRANTIES OF TERRA REIT AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by Terra REIT and delivered by Terra REIT to Terra BDC prior to the execution and delivery of this Agreement (the “Terra REIT Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Terra REIT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the Terra REIT Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the Terra REIT Disclosure Letter is intended to broaden the scope of any representation or warranty of Terra REIT made herein) or (b) as disclosed in the Terra REIT SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2021 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Terra REIT SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the Terra REIT SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respecting corresponding Section of the Terra REIT Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a)-(c) (SEC Documents; Financial Statements), and Section 5.17 (Brokers), Terra REIT hereby represents and warrants to Terra BDC that:

Section 5.1      Organization and Qualification; Subsidiaries.

(a)            Terra REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Terra REIT and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect.

(b)            Each Terra REIT Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Terra REIT Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect.

(c)            Section 5.1(c) of the Terra REIT Disclosure Letter sets forth a true and complete list of the Terra REIT Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which Terra REIT and the Terra REIT Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by Terra REIT in each Terra REIT Subsidiary, including a list of each Terra REIT Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Terra REIT Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)            Neither Terra REIT nor any Terra REIT Subsidiary directly or indirectly owns any equity interest in any Person (other than in the Terra REIT Subsidiaries).

(e)            Terra REIT is in compliance with the terms of its Terra REIT Governing Documents in all material respects.

(f)            Terra REIT has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Terra REIT Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2      Authority.

(a)            Each of Terra REIT and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of Terra REIT and Merger Sub and the consummation by Terra REIT and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Terra REIT and Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the Certificate of Merger with the DE SOS.

(b)            This Agreement has been duly executed and delivered by Terra REIT and Merger Sub, and assuming due authorization, execution and delivery by Terra BDC, constitutes a legally valid and binding obligation of Terra REIT and Merger Sub enforceable against Terra REIT and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)            On the recommendation of the Terra REIT Special Committee, the Terra REIT Board has (i) determined that the terms of this Agreement, the Terra REIT Charter Amendment, the Merger and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of Terra REIT and the holders of Terra REIT Common Stock and (ii) approved, authorized, adopted and declared advisable this Agreement, the Terra REIT Charter Amendment and the consummation of the Merger and the other transactions contemplated by this Agreement, and all the holders of Terra REIT Common Stock, as of the date of this Agreement, unanimously approved the Terra REIT Charter Amendment, which resolutions and consents, as applicable, remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)            Terra REIT, as the sole member of Merger Sub, has approved this Agreement and the Merger. All the holders of Terra REIT Common Stock have approved the Terra REIT Charter Amendment. Except as noted in this Section 5.2(d), no vote of the holders of securities of Terra REIT is required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.3      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of Terra REIT and Merger Sub do not, and the performance of this Agreement and its obligations hereunder will not, (i)  conflict with or violate any provision of (A) the Terra REIT Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Terra REIT Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Terra REIT or any Terra REIT Subsidiary or by which any property or asset of Terra REIT or any Terra REIT Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Terra REIT or any Terra REIT Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Terra REIT or any Terra REIT Subsidiary pursuant to, any Contract or Permit to which Terra REIT or any Terra REIT Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of Terra REIT and Merger Sub do not, and the performance of this Agreement by each of Terra REIT and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the necessary filings in compliance with NYSE, (iii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) the filing of the Certificate of Merger with the DE SOS pursuant to the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the Terra REIT Disclosure Letter and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect.

Section 5.4      Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Terra REIT consists of 500,000,000 shares of stock, consisting of 450,000,000 shares of Terra REIT Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Terra REIT Preferred Stock”). At the close of business on April 26, 2022, (i) 19,487,460 shares of Terra REIT Common Stock were issued and outstanding and (ii) 125 shares of Terra REIT Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Terra REIT are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of Terra REIT Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws and the MGCL. Except as set forth in this Section 5.4, there is no other outstanding capital stock of Terra REIT.

(b)            All of the outstanding shares of capital stock of each of the Terra REIT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Terra REIT Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Terra REIT Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Terra REIT owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Terra REIT Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c)            There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Terra REIT Voting Debt”) of Terra REIT or any Terra REIT Subsidiary issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Terra REIT or any of the Terra REIT Subsidiaries is a party or by which any of them is bound obligating Terra REIT or any of the Terra REIT Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Terra REIT or any Terra REIT Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Terra REIT Voting Debt or other equity interests.

(d)            Except as set forth in Section 5.4(d) of the Terra REIT Disclosure Letter, neither Terra REIT nor any Terra REIT Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of Terra REIT or any of the Terra REIT Subsidiaries. Neither Terra REIT nor any Terra REIT Subsidiary has granted any registration rights on any of its capital stock. No Terra REIT Common Stock is owned by any Terra REIT Subsidiary.

(e)            Terra REIT does not have a “poison pill” or similar stockholder rights plan.

(f)            All dividends or other distributions on the shares of Terra REIT Common Stock and any material dividends or other distributions on any securities of any Terra REIT Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5      SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)            Terra REIT has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Terra REIT under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since December 31, 2020 (the forms, documents, statements and reports filed with the SEC since December 31, 2020 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Terra REIT SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Terra REIT SEC Documents (i) complied, or with respect to Terra REIT SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Terra REIT SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Terra REIT SEC Documents is, to the Knowledge of Terra REIT, the subject of ongoing SEC review and Terra REIT does not have any outstanding and unresolved comments from the SEC with respect to any Terra REIT SEC Documents. None of the Terra REIT SEC Documents is the subject of any confidential treatment request by Terra REIT.

(b)            At all applicable times, Terra REIT has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)            The consolidated audited and unaudited financial statements of Terra REIT and the Terra REIT Subsidiaries included, or incorporated by reference, in the Terra REIT SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Terra REIT SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Terra REIT and Terra REIT Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to Terra REIT) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Terra REIT and the Terra REIT Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Terra REIT and the Terra REIT Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Terra REIT, threatened, in each case regarding any accounting practices of Terra REIT.

(d)            Since December 31, 2017, (A) Terra REIT has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Terra REIT in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Terra REIT’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of Terra REIT, such disclosure controls and procedures are effective in timely alerting Terra REIT’s management to material information required to be included in Terra REIT’s periodic reports required under the Exchange Act (if Terra REIT were required to file such reports). Terra REIT and Terra REIT Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Terra REIT has disclosed to Terra REIT’s auditors and audit committee (and made summaries of such disclosures available to Terra BDC) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Terra REIT’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Terra REIT, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)            Terra REIT is not, and none of the Terra REIT Subsidiaries are, a party to, and neither Terra REIT nor any Terra REIT Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Terra REIT and any Terra REIT Subsidiary, on the one hand, and any unconsolidated Affiliate of Terra REIT or any Terra REIT Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Terra REIT, any Terra REIT Subsidiary or Terra REIT’s or such Terra REIT Subsidiary’s audited financial statements or other Terra REIT SEC Documents.

(f)            Neither Terra REIT nor any Terra REIT Subsidiary nor, to the Knowledge of Terra REIT, any director, officer or Representative of Terra REIT or any Terra REIT Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Terra REIT nor any Terra REIT Subsidiary has received any written communication that alleges that Terra REIT or any Terra REIT Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

(g)            Neither Terra REIT nor any Terra REIT Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.6      Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, (a)  Terra REIT and each Terra REIT Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither Terra REIT nor any Terra REIT Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of Terra REIT) if taken from and after the date of this Agreement and (c) there has not been any Terra REIT Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Terra REIT Material Adverse Effect.

Section 5.7      No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Terra REIT dated as of December 31, 2021 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021, neither Terra REIT nor any Terra REIT Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Terra REIT Material Adverse Effect.

Section 5.8      Permits; Compliance with Law. Terra REIT and the Terra REIT Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Terra REIT Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Terra REIT Material Adverse Effect. Terra REIT and the Terra REIT Subsidiaries are in compliance with the terms of the Terra REIT Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Terra REIT Material Adverse Effect. Neither Terra REIT nor any Terra REIT Subsidiary is in violation or breach of, or default under, any Terra REIT Permit, nor has Terra REIT or any Terra REIT Subsidiary received any claim or notice indicating that Terra REIT or any Terra REIT Subsidiary is currently not in compliance with the terms of any Terra REIT Permits, except where the failure to be in compliance with the terms of any Terra REIT Permits would not reasonably be expected to have, individually or in the aggregate, a Terra REIT Material Adverse Effect. The businesses of Terra REIT and the Terra REIT Subsidiaries are not currently being conducted, and at no time since December 31, 2020 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Terra REIT Material Adverse Effect. As of the date of this Agreement, to the knowledge of Terra REIT, no investigation or review by any Governmental Authority with respect to Terra REIT or any Terra REIT Subsidiary is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Terra REIT Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.8, the provisions of this Section 5.8 shall not apply to matters addressed in Section 5.12 and Section 5.15.

Section 5.9      Litigation. There is no material action, suit, proceeding or investigation to which Terra REIT or any Terra REIT Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Terra REIT, threatened before any Governmental Authority, and, to the Knowledge of Terra REIT, there is no basis for any such action, suit, proceeding or investigation. Neither Terra REIT nor any Terra REIT Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of Terra REIT or the Terra REIT Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which Terra REIT or any of the Terra REIT Subsidiaries is or was a party, or, to the Knowledge of Terra REIT, in any other proceeding, that enjoins or requires Terra REIT or any of the Terra REIT Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2021, none of Terra REIT, any Terra REIT Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which Terra REIT or any Terra REIT Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 5.10      Real Property. Except as set forth on Section 5.10 of the Terra REIT Disclosure Letter, neither Terra REIT nor any Terra REIT Subsidiary owns any real property. Except as set forth on Section 5.10 of the Terra REIT Disclosure Letter, neither Terra REIT nor any Terra REIT Subsidiary has leased or subleased any real property or has any obligation to pay any rent or other fees for any real property.

Section 5.11      Material Contracts.

(a)            Section 5.11(a) of the Terra REIT Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which Terra REIT or any Terra REIT Subsidiary is a party or by which any of its properties or assets are bound that:

(i)            is required to be filed as an exhibit to Terra REIT’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)            obligates Terra REIT or any Terra REIT Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Terra REIT or any Terra REIT Subsidiary;

(iii)            contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Terra REIT or any Terra REIT Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Terra REIT or any Terra REIT Subsidiary or the geographic area in which Terra REIT or any Terra REIT Subsidiary may conduct business;

(iv)            is a Contract that obligates Terra REIT or any Terra REIT Subsidiary to indemnify any past or present directors, officers, or employees of Terra REIT or any Terra REIT Subsidiary pursuant to which Terra REIT or any Terra REIT Subsidiary is the indemnitor;

(v)            constitutes (A) an Indebtedness obligation of Terra REIT or any Terra REIT Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including Terra REIT or a Terra REIT Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Terra REIT or Terra REIT Subsidiary or (2) Terra REIT or a Terra REIT Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including Terra REIT or another Terra REIT Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)            requires Terra REIT or any Terra REIT Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)            constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)            constitutes a loan to any Person by Terra REIT or any Terra REIT Subsidiary in an amount in excess of $500,000;

(ix)            sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Terra REIT or any Terra REIT Subsidiary with a third party;

(x)            prohibits the pledging of the capital stock of Terra REIT or any Terra REIT Subsidiary or prohibits the issuance of guarantees by any Terra REIT Subsidiary;

(xi)            is with a Governmental Authority;

(xii)            has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)            is an employment Contract or consulting Contract;

(xiv)            is a collective bargaining agreement or other Contract with any labor organization, union or association; or

(xv)            is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Terra REIT and the Terra REIT Subsidiaries, taken as a whole.

(b)            Each Contract in any of the categories set forth in Section 5.11(a) to which Terra REIT or any Terra REIT Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Terra REIT Material Contract.” Each Terra REIT Material Contract is legal, valid, binding and enforceable on Terra REIT and each other Terra REIT Subsidiary that is a party thereto and, to the Knowledge of Terra REIT, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Terra REIT and each other Terra REIT Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Terra REIT Material Contract and, to the Knowledge of Terra REIT, each other party thereto has performed all obligations required to be performed by it under such Terra REIT Material Contract prior to the date hereof, except where in each case the failure to perform individually or in the aggregate would not reasonably be expected to have a Terra REIT Material Adverse Effect. Neither Terra REIT nor any Terra REIT Subsidiary, nor, to the Knowledge of Terra REIT, any other party thereto, is in breach or violation of, or default under, any Terra REIT Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default, under any Terra REIT Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect. Neither Terra REIT nor any Terra REIT Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any Terra REIT Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect. Since December 31, 2021 and as of the date hereof, neither Terra REIT nor any Terra REIT Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Terra REIT Material Contract.

Section 5.12      Taxes.

(a)            Terra REIT and each Terra REIT Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Terra REIT and each Terra REIT Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where Terra REIT or any Terra REIT Subsidiary do not file Tax Returns that Terra REIT or any Terra REIT Subsidiary is or may be subject to Tax by such jurisdiction.

(b)            Terra REIT (i) for all taxable years commencing with its year ending December 16, 2016 and through December 31, 2021 has been subject to taxation as a REIT; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Terra REIT. No Terra REIT Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Terra REIT’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Terra REIT’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Terra REIT’s net capital gain for such year.

(c)            (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Terra REIT, threatened with regard to any material Taxes or Tax Returns of Terra REIT or any Terra REIT Subsidiary; (ii) no material deficiency for Taxes of Terra REIT or any Terra REIT Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Terra REIT, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect; (iii) neither Terra REIT nor any Terra REIT Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Terra REIT nor any Terra REIT Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Terra REIT nor any Terra REIT Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)            Each Terra REIT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)            Neither Terra REIT nor any Terra REIT Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)            Since its inception, Terra REIT and the Terra REIT Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  Terra REIT has not, and none of the Terra REIT Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of Terra REIT no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Terra REIT or any Terra REIT Subsidiary. Terra REIT has never had any earnings and profits accumulated in any “non-REIT year,” within the meaning of Section 857(a)(2) of the Code.

(g)            Terra REIT and the Terra REIT Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no Terra REIT Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Terra REIT threatened to raise, a material claim against Terra REIT or any Terra REIT Subsidiary for any breach of any Terra REIT Tax Protection Agreements. As used in herein, “Terra REIT Tax Protection Agreements” means any written agreement to which Terra REIT or any Terra REIT Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Terra REIT Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Terra REIT Subsidiary Partnership, Terra REIT or any Terra REIT Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Terra REIT Subsidiary Partnership” means a Terra REIT Subsidiary that is a partnership for United States federal income tax purposes.

(i)            There are no Tax Liens upon any property or assets of Terra REIT or any Terra REIT Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)            There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Terra REIT or any Terra REIT Subsidiary, and after the Closing Date neither Terra REIT nor any Terra REIT Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)            Neither Terra REIT nor any Terra REIT Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither Terra REIT nor any Terra REIT Subsidiary is subject to written ruling of a Governmental Authority.

(l)            Neither Terra REIT nor any Terra REIT Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any Terra REIT Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)            Neither Terra REIT nor any Terra REIT Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)            Neither Terra REIT nor any Terra REIT Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)            No written power of attorney that has been granted by Terra REIT or any Terra REIT Subsidiary (other than to Terra REIT or a Terra REIT Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)            Neither Terra REIT nor any Terra REIT Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Terra REIT, is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.13      Intellectual Property

(a)            Neither Terra REIT nor any Terra REIT Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights, (c) owns any proprietary Software, (d) owns any trade secrets material to the conduct of the business of Terra REIT or any Terra REIT Subsidiary or (e) is a party to any Contracts with respect to an exclusive license by Terra REIT or any Terra REIT Subsidiary of any trademarks, patents or copyrights. Section 5.13(a) of the Terra REIT Disclosure Letter lists all (1) unregistered trademarks material to the conduct of the business of Terra REIT or any Terra REIT Subsidiary, (2) domain names used in the conduct of the business of Terra REIT or any Terra REIT Subsidiary, whether or not registered to Terra REIT or any Terra REIT Subsidiary, and (3) all websites and social media handles/accounts used in the conduct of the business of Terra REIT or any Terra REIT Subsidiary.

(b)            No Intellectual Property used by Terra REIT or any Terra REIT Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party. Since December 31, 2015, neither Terra REIT nor any Terra REIT Subsidiary has received any written or, to the Knowledge of Terra REIT, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party. To the Knowledge of Terra REIT, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Terra REIT or any Terra REIT Subsidiary.

(c)            Terra REIT and the Terra REIT Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used in the business of Terra REIT and the Terra REIT Subsidiaries as it is currently conducted. On or before the Closing, all Intellectual Property used in the business of Terra REIT or any Terra REIT Subsidiary as currently conducted will be owned or available for use by Merger Sub on identical terms and conditions under which Terra REIT or any Terra REIT Subsidiary used or owned such Intellectual Property immediately prior to Closing. Schedule 5.13(c) lists all Intellectual Property, excluding any Commercially Available Software, licensed by Terra REIT or the Terra REIT Subsidiaries that is used in the business of Terra REIT or any Terra REIT Subsidiary.

(d)            Terra REIT and all Terra REIT Subsidiaries have taken all commercially reasonable steps necessary to protect and keep confidential all confidential information, trade secrets, proprietary data, customer information, or other business information of (i) Terra REIT, (ii) Terra REIT Subsidiaries and (iii) any other Person Terra REIT or any Terra REIT Subsidiaries is obligated to protect and/or keep confidential.

(e)            All Software used in the business of Terra REIT or any Terra REIT Subsidiary operates and performs in all material respects in accordance with its Specified Operations. The Software used in the business of Terra REIT or any Terra REIT Subsidiary does not include any disabling codes, or viruses, or any defects, bugs, logic errors, problems or other items that could cause such Software to not operate in accordance with its Specified Operations. No Software used in the business of Terra REIT or any Terra REIT Subsidiary has manifested significant operating problems, other than such problems that have been adequately corrected. There have been no material interruptions in the business of Terra REIT or any Terra REIT Subsidiary and, to the Knowledge of Terra REIT, there is nothing contained in the operating systems or any Software used in the business of Terra REIT or any Terra REIT Subsidiary that would cause a material interruption to their respective businesses.

Section 5.14      Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Terra REIT Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for Terra REIT and the Terra REIT Subsidiaries (the “Terra REIT Insurance Policies”) have been paid, and Terra REIT and the Terra REIT Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Terra REIT Insurance Policies. No written notice of cancellation or termination has been received by Terra REIT or any Terra REIT Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.15      Benefit Plans.

(a)            Terra REIT and the Terra REIT Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither Terra REIT nor any Terra REIT Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)            Except as individually or in the aggregate, have not had and would not reasonably be expected to have Terra REIT Material Adverse Effect, none of Terra REIT, any Terra REIT Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Terra REIT or any Terra REIT Subsidiary.

(c)            None of Terra REIT, any Terra REIT Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(d)            No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)            Neither Terra REIT nor any Terra REIT Subsidiary is a party to or has any obligation under any Contract or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(f)            Neither Terra REIT nor any Terra REIT Subsidiary has, or has ever had, any employees.

(g)            No individual who provides services to Terra REIT or any Terra REIT Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to Terra REIT or a Terra REIT Subsidiary, and neither Terra REIT nor any Terra REIT Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to Terra REIT or any Terra REIT Subsidiary and, to the Knowledge of Terra REIT, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to Terra REIT or any Terra REIT Subsidiary.

(h)            Except as individually or in the aggregate, have not had and would not reasonably be expected to have Terra REIT Material Adverse Effect, no current or former provider of services (including any independent contractor) of Terra REIT or any Terra REIT Subsidiary is or was employee of Terra REIT or any Terra REIT Subsidiary under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Plan purposes.

Section 5.16      Related Party Transactions. Except as described in the publicly available Terra REIT SEC Documents filed with or furnished to the SEC on or after January 1, 2022 and prior to the date hereof, no agreements, arrangements or understandings between Terra REIT or any Terra REIT Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Terra REIT and Terra REIT Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.17      Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.17 of the Terra REIT Disclosure Letter) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Terra REIT or any Terra REIT Subsidiary.

Section 5.18      Takeover Statutes. None of Terra REIT, Merger Sub or any Terra REIT Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Terra BDC as defined in Section 3-601 of the MGCL. The Terra REIT Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. After giving effect to the Terra BDC Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of Terra REIT Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.19      Ownership of Merger Sub; No Prior Activities.

(a)            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by Terra REIT.

(b)            Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.20      Information Supplied. None of the information relating to Terra REIT or any Terra REIT Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by Terra REIT or any Terra REIT Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Terra REIT with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Terra REIT is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Terra REIT, its officers, directors and partners and the Terra REIT Subsidiaries (or other information supplied by or on behalf of Terra REIT or any Terra REIT Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by the Terra BDC.

Section 5.21      No Other Representations and Warranties.

(a)            Except for the representations or warranties expressly set forth in this Article 5, neither Terra REIT nor any other Person has made any representation or warranty, expressed or implied, with respect to Terra REIT or any Terra REIT Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Terra REIT or any Terra REIT Subsidiary. In particular, without limiting the foregoing disclaimer, neither Terra REIT nor any other Person makes or has made any representation or warranty to Terra BDC or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Terra REIT and Merger Sub in this Article 5, any oral or written information presented to Terra BDC or any of its Affiliates or Representatives in the course of their due diligence of Terra REIT, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Terra REIT acknowledges and agrees that neither Terra BDC nor any other Person has made or is making any representations or warranties relating to Terra BDC whatsoever, express or implied, beyond those expressly given by Terra BDC in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Terra BDC furnished or made available to Terra REIT or any of its Representatives.

(b)            None of Terra REIT or REIT Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of Terra BDC contained in this Agreement, (ii) any breach or noncompliance by Terra BDC of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute or would reasonably be expected to result in a Terra BDC Material Adverse Effect.

Article 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1            Conduct of Business by Terra BDC.

(a)            Terra BDC covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Terra REIT (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Terra BDC Disclosure Letter, Terra BDC shall, and shall cause each of the other Terra BDC Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Terra BDC as a REIT.

(b)            Without limiting the foregoing, Terra BDC covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Terra REIT (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Terra BDC Disclosure Letter, Terra BDC shall not, and shall not cause or permit any other Terra BDC Subsidiary to, do any of the following:

(i)            amend or propose to amend (A) the Terra BDC Governing Documents or (B) such equivalent organizational or governing documents of any Terra BDC Subsidiary material to Terra BDC and the Terra BDC Subsidiaries;

(ii)            adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Terra BDC or any Terra BDC Subsidiary (other than any wholly owned Terra BDC Subsidiary);

(iii)            declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Terra BDC or any Terra BDC Subsidiary or other equity securities or ownership interests in Terra BDC or any Terra BDC Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by Terra BDC of regular dividends in accordance with past practice at a daily rate per share not to exceed $0.001247, (B) the declaration and payment of dividends or other distributions to Terra BDC by any directly or indirectly wholly owned Terra BDC Subsidiary, and (C) distributions by any Terra BDC Subsidiary that is not wholly owned, directly or indirectly, by Terra BDC, in accordance with the requirements of the organizational documents of such Terra BDC Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Terra BDC and any Terra BDC Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Terra BDC to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)            redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Terra BDC or a Terra BDC Subsidiary;

(v)            except for transactions among Terra BDC and one or more wholly owned Terra BDC Subsidiaries or among one or more wholly owned Terra BDC Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of capital stock of Terra BDC or any of the Terra BDC Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other equity interests of Terra BDC or any of the Terra BDC Subsidiaries;

(vi)            acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Terra BDC or any wholly owned Terra BDC Subsidiary of or from an existing wholly owned Terra BDC Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate;

(vii)            sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which Terra BDC or any Terra BDC Subsidiary is a party, and (B) this Section 6.1(b)(vii) shall not prohibit Terra BDC or any Terra BDC Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to Terra BDC, any Terra BDC Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)            incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Terra BDC or any of the Terra BDC Subsidiaries, except (A) Indebtedness incurred under Terra BDC’s existing debt facilities, as set forth on Section 6.1(b) of the Terra BDC Disclosure Letter, in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Terra BDC compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Terra BDC or a wholly owned Terra BDC Subsidiary to Terra BDC or a wholly owned Terra BDC Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)            enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Terra BDC Material Contract (or any Contract that, if existing as of the date hereof, would be a Terra BDC Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing Terra BDC Material Contract (x) that occurs automatically without any action (other than notice of renewal) by Terra BDC or any Terra BDC Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable Terra BDC Material Contract or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)            make any payment, direct or indirect, of any liability of Terra BDC or any Terra BDC Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)            waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Terra BDC included in the Terra BDC SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Terra BDC or any Terra BDC Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Terra BDC or any of the Terra BDC Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Transaction Litigation against Terra BDC and/or its directors, officers or partners in accordance with Section 7.6(c);

(xiii)            (A) hire or terminate any officer or director of Terra BDC or any Terra BDC Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Terra BDC’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)            fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)            enter into any new line of business;

(xvi)            form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)            fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)            enter into or modify in a manner adverse to Terra BDC any Terra BDC Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Terra BDC’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Terra BDC Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)            take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Terra BDC to fail to qualify as a REIT or any Terra BDC Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)            other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi)            adopt a plan of merger or complete or partial liquidation or resolutions providing for or authorizing such merger, such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Terra BDC or to prevent or impair the ability of Terra BDC to consummate the Merger;

(xxii)            amend or modify the engagement letters entered into with the Persons listed on Section 4.17 of the Terra BDC Disclosure Letter, in a manner adverse to Terra BDC or any Terra BDC Subsidiary, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxiii)            authorize, or enter into any Contract to do any of the foregoing.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Terra BDC from taking any action, at any time or from time to time, that in the reasonable judgment of the Terra BDC Board, upon advice of counsel to Terra BDC, is reasonably necessary for Terra BDC to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of Terra BDC in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2            Conduct of Business by Terra REIT.

(a)            Terra REIT covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the Terra BDC Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Terra REIT Disclosure Letter, Terra REIT shall, and shall cause each of the Terra REIT Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of Terra REIT as a REIT.

(b)            Without limiting the foregoing, Terra REIT covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the Terra BDC Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Terra REIT Disclosure Letter, Terra REIT shall not, and shall not cause or permit any Terra REIT Subsidiary to, do any of the following:

(i)            amend or propose to amend (A) the Terra REIT Governing Documents or (B) such equivalent organizational or governing documents of any Terra REIT Subsidiary material to Terra REIT and the Terra REIT Subsidiaries, or (C) waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit (each as defined in the Terra REIT Charter) or create an Excepted Holder Limit (as defined in the Terra REIT Charter) under the Terra REIT Charter;

(ii)            adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Terra REIT or any Terra REIT Subsidiary (other than any wholly owned Terra REIT Subsidiary);

(iii)            declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Terra REIT or any Terra REIT Subsidiary or other equity securities or ownership interests in Terra REIT or any Terra REIT Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by Terra REIT of regular dividends in accordance with past practice at a daily rate per share not to exceed (x) $0.001247 divided by (y) the Exchange Ratio, (B) the declaration and payment of dividends or other distributions to Terra REIT by any directly or indirectly wholly owned Terra REIT Subsidiary, and (C) distributions by any Terra REIT Subsidiary that is not wholly owned, directly or indirectly, by Terra REIT, in accordance with the requirements of the organizational documents of such Terra REIT Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), Terra REIT and any Terra REIT Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Terra REIT to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)            redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Terra REIT or a Terra REIT Subsidiary;

(v)            except for transactions among Terra REIT and one or more wholly owned Terra REIT Subsidiaries or among one or more wholly owned Terra REIT Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of capital stock of Terra REIT or any of the Terra REIT Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other equity interests of Terra REIT or any of the Terra REIT Subsidiaries, other than in public or private offerings with aggregate proceeds of up to $100,000,000 at a gross issuance price per share not less than the net asset value per share of Terra REIT used to determine the Exchange Ratio as set forth on Section 6.2(b)(v) of the Terra REIT Disclosure Letter;

(vi)            acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Terra REIT or any wholly owned Terra REIT Subsidiary of or from an existing wholly owned Terra REIT Subsidiary, and (B) other acquisitions of personal property for a purchase price of not more than $500,000 in the aggregate;

(vii)            sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which Terra REIT or any Terra REIT Subsidiary is a party, and (B) this Section 6.2(b)(vii) shall not prohibit Terra REIT or any Terra REIT Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to Terra REIT, any Terra REIT Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)            incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Terra REIT or any of the Terra REIT Subsidiaries, except (A) Indebtedness incurred under Terra REIT’s existing debt facilities, as set forth on Section 6.2(b) of the Terra REIT Disclosure Letter, in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Terra REIT compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing) or (E) otherwise in the ordinary course of business consistent with past practice;

(ix)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Terra REIT or a wholly owned Terra REIT Subsidiary to Terra REIT or a wholly owned Terra REIT Subsidiary, (B) investments permitted pursuant to Section 6.2(b)(vi) or (C) in the ordinary course of business consistent with past practice;

(x)            enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Terra REIT Material Contract (or any Contract that, if existing as of the date hereof, would be a Terra REIT Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing Terra REIT Material Contract that (x) occurs automatically without any action (other than notice of renewal) by Terra REIT or any Terra REIT Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable Terra REIT Material Contract, (B) as may be reasonably necessary to comply with the terms of this Agreement, or (C) in the ordinary course of business consistent with past practice;

(xi)            make any payment, direct or indirect, of any liability of Terra REIT or any Terra REIT Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)            waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Terra REIT included in the Terra REIT SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Terra REIT or any Terra REIT Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Terra REIT or any of the Terra REIT Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Terra REIT Common Stock in accordance with Section 7.6(c);

(xiii)            (A) hire or terminate any officer or director of Terra REIT or any Terra REIT Subsidiary other than any hire of an officer or director to fill a vacancy resulting from resignation, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Terra REIT’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law or in the ordinary course of business consistent with past practice;

(xiv)            fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)            enter into any new line of business;

(xvi)            form any new funds, co-investments, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles other than those investment vehicles in the ordinary course of business consistent with past practice or transfer any asset in connection with any such vehicles for consideration unless the consideration for such asset is at least equal to the value for such asset used to determine the Exchange Ratio as set forth on Section 6.2(b)(xvi) of the Terra REIT Disclosure Letter;1

(xvii)            fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)            enter into or modify in a manner adverse to Terra REIT any Terra REIT Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Terra REIT’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Terra REIT Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

1 Disclosure letter to set forth agreed upon values for each asset of Terra REIT.

(xix)            take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Terra REIT to fail to qualify as a REIT or any Terra REIT Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)            other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi)            adopt a plan of merger or complete or partial liquidation or resolutions providing for or authorizing such merger, such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Terra REIT or to prevent or impair the ability of Terra REIT or Merger Sub to consummate the Merger;

(xxii)            make any payment, distribution or transfer of assets to REIT Advisor or its Affiliates (other than Terra REIT and any Terra REIT Subsidiary) except in such amount and as expressly contemplated by this Agreement or the Terra REIT Advisory Agreement; or

(xxiii)            authorize, or enter into any Contract to do any of the foregoing.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Terra REIT from taking any action, at any time or from time to time, that in the reasonable judgment of the Terra REIT Board, upon advice of counsel to Terra REIT, is reasonably necessary for Terra REIT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, making dividend or any other actual, constructive or deemed distribution payments to stockholders of Terra REIT in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

Section 6.3            No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Terra BDC, directly or indirectly, the right to control or direct Terra REIT or any Terra REIT Subsidiary’s operations prior to the Effective Time, or (ii) Terra REIT, directly or indirectly, the right to control or direct Terra BDC or any Terra BDC Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) Terra REIT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Terra REIT Subsidiaries’ respective operations and (ii) Terra BDC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Terra BDC Subsidiaries’ respective operations.

Article 7

ADDITIONAL COVENANTS

Section 7.1            Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.

(a)            As promptly as reasonably practicable following the date of this Agreement, (i) Terra BDC (with Terra REIT’s reasonable cooperation) shall prepare the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) Terra REIT shall prepare (with Terra BDC’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of Terra REIT Class B Common Stock to be issued in the Merger and, to the extent required by the Securities Act, shares of stock of Terra REIT issuable upon the conversion of Terra REIT Common Stock (together, the “Registered Securities”). Each of Terra REIT and Terra BDC shall use its commercially reasonable efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9. Each of Terra REIT and Terra BDC shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Terra REIT shall promptly notify Terra BDC upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Terra BDC with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise Terra BDC of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Terra REIT shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the Parties shall provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4. Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of Terra REIT and the Terra BDC Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed. Terra REIT shall notify Terra BDC, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the registered securities, and Terra REIT and Terra BDC shall use their commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Terra REIT shall also use its commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and Terra BDC shall furnish all information concerning Terra BDC and its stockholders as may be reasonably requested in connection with any such actions.

(b)            If, at any time prior to the receipt of the Stockholder Approvals, any information relating to Terra BDC or Terra REIT, or any of their respective Affiliates, should be discovered by Terra BDC or Terra REIT which, in the reasonable judgment of Terra BDC or Terra REIT, should be set forth in an amendment of, or a supplement to, either of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Terra BDC and Terra REIT shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Terra BDC and Terra REIT. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.10. For purposes of Section 5.21, Section 4.22 and this Section 7.1, any information concerning or related to Terra REIT or its Affiliates will be deemed to have been provided by Terra REIT, and any information concerning or related to Terra BDC, its Affiliates or the Stockholders Meeting will be deemed to have been provided by Terra BDC.

(c)            As promptly as practicable following the date of this Agreement, Terra BDC shall, in accordance with applicable Law and the Terra BDC Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approvals (and no other matters shall be submitted at such meeting unless consented to by Terra REIT in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. Terra BDC shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Terra BDC’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Terra BDC shall, through the Terra BDC Board, recommend to its stockholders that they provide the Stockholder Approvals, include the Terra BDC Board Recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Stockholder Approvals, except to the extent that the Terra BDC Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, that Terra BDC’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, Terra BDC has not received proxies representing a sufficient number of shares of Terra BDC Common Stock to obtain the Stockholder Approvals, whether or not a quorum is present, Terra BDC shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if Terra BDC shall have received proxies in respect of an aggregate number of shares of Terra BDC Common Stock, which have not been withdrawn, such that the Stockholder Approvals would be obtained at such meeting.

Section 7.2            Access to Information; Confidentiality.

(a)            During the period from the date of this Agreement to and including the Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their commercially reasonable efforts to cause their Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their commercially reasonable efforts to cause their respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, that the withholding Party shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, that withholding Party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, that withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their commercially reasonable efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b)            Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3            No Solicitation of Transactions.

(a)            Except as expressly permitted by this Section 7.3, Terra BDC and the Terra BDC Advisor shall not, and Terra BDC shall cause each of the Terra BDC Subsidiaries not to, and shall instruct and use their commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Terra REIT or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal (other than, in response to an unsolicited Acquisition Proposal or any unsolicited inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, to refer the inquiring Person to this Section 7.3 and to request clarification of the terms and conditions of any Acquisition Proposal so as to determine whether the terms and conditions of such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal), (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) (each, an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to this Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or (v) agree, approve, recommend or propose to do any of the foregoing. Terra BDC and the Terra BDC Advisor shall, and shall cause each of the Terra BDC Subsidiaries, and shall use their commercially reasonable efforts to cause their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Terra REIT or its Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect to which Terra BDC or any Terra BDC Subsidiary is a party or of which Terra BDC or any Terra BDC Subsidiary is a beneficiary with regards to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Stockholder Approvals, (1) Terra BDC receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Terra BDC Board (based on the recommendation of the Terra BDC Special Committee) determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to take such action would be inconsistent with the duties of the Terra BDC directors under applicable Law, then Terra BDC may (and may authorize any Terra BDC Subsidiary and its Representatives to), after notifying Terra REIT of such determination, (x) furnish non-public information or data with respect to itself and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to Terra REIT or shall be provided (to the extent permitted by applicable Law) to Terra REIT prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to Terra REIT shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(b)            Except as provided in Section 7.3(c), the Terra BDC Board (i) shall not fail to make or withdraw (or modify or qualify in any manner adverse to Terra REIT or publicly propose to withdraw, modify or qualify in any manner adverse to Terra REIT) the Terra BDC Board Recommendation or the determination of the advisability to its stockholders of the Merger and other transactions contemplated hereby, (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Terra BDC Board Recommendation, in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is announced or (v) fail, within three (3) Business Days of a request by Terra REIT following the public announcement of an Acquisition Proposal, to reaffirm the Terra BDC Board Recommendation (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”).

(c)            Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approvals, and following the compliance with this Section 7.3(c), the Terra BDC Board may:

(i)            make an Adverse Recommendation Change in response to an Acquisition Proposal, or terminate this Agreement pursuant to Section 9.1(c)(ii) in order to concurrently enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, if: (A) such Acquisition Proposal did not result from a material breach of Section 7.3(a); (B) the Terra BDC Board (based on the recommendation of the Terra BDC Special Committee) determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to take such action would be inconsistent with the duties of the Terra BDC directors under applicable Law; (C) Terra BDC shall notify Terra REIT in writing, at least four (4) Business Days prior to effecting such Adverse Recommendation Change (the “Superior Proposal Notice Period”), of its intention to effect such Adverse Recommendation Change or give notice of such termination (which notice shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between Terra BDC and the Person making such Superior Proposal (it being understood and agreed that such notice or the public disclosure by Terra BDC of such notice shall not in and of itself constitute an Adverse Recommendation Change)); (D) during the Superior Proposal Notice Period, Terra BDC shall negotiate with Terra REIT in good faith (to the extent Terra REIT wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal notice described in clause (C) above ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause (D) above, the Terra BDC Board (based on the recommendation of the Terra BDC Special Committee) determines in good faith (after consultation with outside counsel and a financial advisor and after taking into account any amendments to this Agreement that Terra REIT has irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above) that such Acquisition Proposal constitutes a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to make an Adverse Recommendation Change or to give such notice of termination would be inconsistent with the duties of the Terra BDC directors under applicable Law; and (F) prior to Terra BDC entering into an Alternative Acquisition Agreement concerning such Superior Proposal, Terra BDC terminates this Agreement in accordance with Section 9.1(c)(ii); provided, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Superior Proposal notice, which shall require a new Superior Proposal Notice Period of two (2) Business Days, and compliance with this Section 7.3(c)(i) with respect to such new notice; or

(ii)            make an Adverse Recommendation Change in response to an Intervening Event, if: (A) the Terra BDC Board (based on the recommendation of the Terra BDC Special Committee) determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the duties of the Terra BDC directors under applicable Law; (B) Terra BDC shall notify Terra REIT in writing, at least four (4) Business Days prior to effecting such Adverse Recommendation Change (the “Intervening Event Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and a description of the Intervening Event (it being understood and agreed that such notice or the public disclosure by Terra BDC of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (C) during the Intervening Event Notice Period, Terra BDC shall negotiate with Terra REIT in good faith (to the extent Terra REIT wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer be inconsistent with the duties of the Terra BDC directors under applicable Law, and (D) the Terra BDC Board (based on the recommendation of the Terra BDC Special Committee) shall determine, after the close of business on the last day of the Intervening Event Notice Period, in good faith (after consultation with outside counsel and after taking into account any amendments to this Agreement that Terra REIT has irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (C) above) that, in light of the Intervening Event, failure to make an Adverse Recommendation Change would be inconsistent with the duties of the Terra BDC directors under applicable Law.

(d)            Terra BDC shall promptly (and in any event, within one (1) Business Day) notify Terra REIT after it or any Terra BDC Subsidiary or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to Terra REIT shall indicate the identity of the Person making, and include the material terms and conditions, of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, Terra BDC shall keep Terra REIT reasonably informed orally and in writing on a current basis (and in any event, within one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of Terra REIT shall apprise Terra REIT of the status and details of such Acquisition Proposal. Terra BDC agrees that neither it nor any Terra BDC Subsidiary will enter into any agreement with any Person subsequent to the date hereof which prohibits Terra BDC or any Terra BDC Subsidiary from providing any information to Terra REIT in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e)            Nothing contained in this Section 7.3 shall prohibit Terra BDC or the Terra BDC Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Terra BDC if, in the good faith judgment of the Terra BDC Board (after consultation with outside counsel (and based on the recommendation of the Terra BDC Special Committee)), failure to so disclose would be inconsistent with the duties of the directors of Terra BDC under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as any such disclosure (A) includes the Terra BDC Board Recommendation, without any modification or qualification thereof or continues the prior recommendation of the Terra BDC Board, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect Terra BDC’s obligations specified in Section 7.3(b).

(f)            For purposes of this Agreement:

(i)            “Acquisition Proposal” means any proposal, offer or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Terra BDC and the Terra BDC Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Terra BDC and the Terra BDC Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Terra BDC (or any resulting parent company of Terra BDC), in each case other than the transactions contemplated by this Agreement.

(ii)            “Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of Terra BDC and the Terra BDC Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the Terra BDC Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the Terra BDC Board prior to the Stockholder Approvals being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any effect arising out of or related to the COVID-19 pandemic, (iii) the fact that Terra BDC exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (iv) any material fact, event, change, development or circumstances resulting from or arising out of any breach of this Agreement by Terra BDC, and (v) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, this Agreement.

(iii)            “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal that the Terra BDC Board deems relevant, that, (A) if consummated, would be more favorable to the stockholders of Terra BDC from a financial point of view (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Terra REIT in response to any such Acquisition Proposal) and (B) does not include a financing contingency.

Section 7.4            Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5            Appropriate Action; Consents; Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of Terra BDC and Terra REIT shall and shall cause the Terra BDC Subsidiaries and the Terra REIT Subsidiaries, respectively, and their respective Affiliates to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of Terra REIT after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of Terra REIT after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)            In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, commercially reasonable efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)            Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6            Notification of Certain Matters; Transaction Litigation.

(a)            Terra BDC and its Representatives shall give prompt notice to Terra REIT, and Terra REIT and its Representatives shall give prompt notice to Terra BDC, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)            Terra BDC and its Representatives shall give prompt notice to Terra REIT, and Terra REIT and its Representatives shall give prompt notice to Terra BDC, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by Terra BDC, Terra REIT or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)            Terra BDC and its Representatives shall give prompt notice to Terra REIT, and Terra REIT and its Representatives shall give prompt notice to Terra BDC, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Terra BDC Subsidiary or Terra REIT Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement (collectively, “Transaction Litigation”). Terra BDC and its respective Representatives shall give Terra REIT the opportunity to reasonably participate in the defense and settlement of any Transaction Litigation against Terra BDC and/or its directors, officers or partners, and no such settlement shall be agreed to without Terra REIT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Terra REIT and its respective Representatives shall give Terra BDC the opportunity to reasonably participate in the defense and settlement of any Transaction Litigation against Terra REIT and/or its directors, officers or partners, and no such settlement shall be agreed to without Terra BDC’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7            Indemnification; Directors’ and Officers’ Insurance.

(a)            Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Terra REIT shall cause the Surviving Entity to: (i) indemnify, defend and hold harmless each of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of Terra BDC or any of the Terra BDC Subsidiaries (the “Indemnified Parties”) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Terra BDC or any of the Terra BDC Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted as of the Effective Time by the Terra REIT Governing Documents or, if applicable, similar organizational documents or agreements of any Terra REIT Subsidiary with respect to the managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of Terra REIT or any of the Terra REIT Subsidiaries, but subject to Terra REIT’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified.

(b)            Each of Terra REIT and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in (i) the Terra BDC Governing Documents or, if applicable, similar organizational documents or agreements of any Terra BDC Subsidiary (the “Terra BDC Organizational Documents”) and (ii) indemnification agreements of Terra BDC shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Terra REIT shall, and shall cause the Surviving Entity to, fulfill and honor in all respects the obligations of Terra BDC pursuant to (i) each indemnification agreement in effect between Terra BDC, on the one hand, and any Indemnified Party, on the other hand, and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Terra BDC Organizational Documents, as in effect on the date hereof, including, in each case, in respect of any Action that arises directly or indirectly out of or pertains directly or indirectly to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of Terra BDC (regardless of whether such action or omission or alleged action or omission, occurred prior to, at or after the Effective Time) or (B) any of the transactions contemplated by this Agreement, including the Merger. For a period of six (6) years following the Effective Time, the organizational documents of Terra REIT and the Surviving Entity and the organizational documents of any applicable Terra REIT Subsidiary or Terra BDC Subsidiary shall contain provisions no less favorable with respect to indemnification of directors and officers and exculpation of directors and officers from liability than are set forth in the Terra BDC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)            For a period of six (6) years after the Effective Time, Terra REIT shall cause the Surviving Entity to maintain in effect Terra BDC’s current directors’ and officers’ liability insurance covering each Person currently covered by Terra BDC’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Terra BDC’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Terra BDC’s existing policies as of the date hereof or (ii) in consultation with Terra REIT, Terra BDC may obtain extended reporting period coverage under Terra BDC’s existing insurance programs (to be effective as of the Effective Time) for a period of six (6) years after the Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Terra BDC for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)            If Terra REIT or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction the successors and assigns of Terra REIT or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.

(e)            The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Terra BDC, Terra REIT and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. Terra REIT shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8            Dividends.

(a)            In the event that a distribution with respect to the shares of Terra BDC Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Terra BDC Common Stock on the Closing Date immediately prior to the Effective Time. In the event that a distribution with respect to the shares of Terra REIT Common Stock or, after giving effect to the Terra REIT Charter Amendment, Terra REIT Class B Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Terra REIT Common Stock or Terra REIT Class B Common Stock on the Closing Date immediately prior to the Effective Time. Terra BDC shall coordinate with Terra REIT the declaration of, and the setting of record dates and payment dates for, dividends on Terra BDC Common Stock so that holders of Terra BDC Common Stock (i) do not receive dividends on both Terra BDC Common Stock and Terra REIT Class B Common Stock received in the Merger, as applicable, in respect of a single calendar quarter or fail to receive a dividend on either Terra BDC Common Stock or Terra REIT Class B Common Stock received in the Merger, as applicable, in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on Terra BDC Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iii) on Terra REIT Class B Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on Terra BDC Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iii) on Terra REIT Class B Common Stock received in the Merger.

(b)            In the event that either Terra BDC or Terra REIT shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Terra BDC, to holders of Terra BDC Common Stock, in an amount per share of Terra BDC Common Stock equal to the product of (A) the dividend declared by Terra REIT with respect to each share of Terra REIT Common Stock by (B) the Exchange Ratio and (ii) in the case of Terra REIT, to holders of Terra REIT Common Stock, in an amount per share of Terra REIT Common Stock equal to the quotient obtained by dividing (x) the dividend declared by Terra BDC with respect to each share of Terra BDC Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9            Voting of Shares. Terra REIT shall vote all shares of Terra BDC Common Stock beneficially owned by it or any of the Terra REIT Subsidiaries as of the record date for the Stockholders Meeting, if any, in favor of approval of the Terra BDC Charter Amendment, the Merger, and the BDC Election Withdrawal.

Section 7.10            Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Terra BDC Charter or the Terra REIT Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.11            Tax Matters.

(a)            Each of Terra BDC and Terra REIT shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Terra BDC or Terra REIT shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)            Terra BDC shall (i) use its commercially reasonable efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Venable LLP, and (ii) deliver to each of Alston & Bird LLP and Venable LLP tax representation letters, dated as of the Closing Date and signed by an officer of Terra BDC, containing representations of Terra BDC reasonably necessary or appropriate to enable Alston & Bird LLP and Venable LLP to render the tax opinions described in Section 8.2(f), Section 8.3(e) and Section 8.3(f).

(c)            Terra REIT shall (i) use its commercially reasonable efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Venable LLP and (ii) deliver to each of Alston & Bird LLP and Venable LLP tax representation letters, dated as of the Closing Date and signed by an officer of Terra REIT, containing representations of Terra REIT reasonably necessary or appropriate to enable Alston & Bird LLP and Venable LLP, as applicable, to render the tax opinions described in Section 8.2(e), Section 8.2(f) and Section 8.3(f).

(d)            Terra BDC and Terra REIT shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. Such Transfer Taxes shall not be deducted or withheld from or to the Merger Consideration.

Section 7.12            The Terra REIT Board. The Terra REIT Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Effective Time, to increase the number of directors comprising the Terra REIT Board to six (6) and to cause the individuals set forth on Section 7.12 of the Terra BDC Disclosure Letter (the “Terra BDC Designees”) to be elected to the Terra REIT Board effective as of the Effective Time. If a Terra BDC Designee is not able or willing to serve on the Terra REIT Board as of the Effective Time, Terra BDC shall select, within a reasonable period of time prior to the Effective Time, a replacement, and the Terra REIT Board shall elect such replacement as a member of the Terra REIT Board as of the Effective Time. On the Closing Date, prior to the Effective Time, Terra JV, Terra Offshore REIT and Terra REIT shall enter into that certain Voting Support Agreement in substantially the form attached as Exhibit D hereto (the “Voting Support Agreement”), which shall be effective at the Effective Time and provide that Terra JV and Terra Offshore REIT shall, at any meeting of stockholders of Terra REIT called for the purpose of electing directors (or by any consent in writing or by electronic transmission in lieu of any such meeting) cast all votes entitled to be cast by each of them in favor of the election of the Terra BDC Designees until, in each case, the earlier of (a) the first anniversary of the Closing Date, (b) the Terra REIT Class B Common Stock Distributions or (c) an amendment and restatement of the Terra REIT Advisory Agreement approved by the Terra REIT Board, including the Terra BDC Designees.

Section 7.13      Terra BDC Notes. In connection of the Closing, Terra REIT shall have taken all necessary action to assume the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of Terra BDC’s 7.00% Notes due 2026 that are outstanding as of the Effective Time and the performance of every covenant of the Indenture, dated as of February 10, 2021, between Terra BDC and U.S. Bank National Association, a national banking association (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of February 10, 2021, between Terra BDC and the Trustee (collectively, the “Indenture”), on the part of Terra BDC to be performed or observed, including, without limitation, the execution and delivery to the Trustee of an indenture supplemental to the Indenture in form satisfactory to the Trustee.

Section 7.14      Charter Amendments. On the Closing Date, prior to the Effective Time, Terra REIT shall file the Terra REIT Charter Amendment with the SDAT in accordance with the MGCL. Subject to receipt of the Stockholder Approvals, on the Closing Date, prior to the Effective Time, Terra BDC shall file the Terra BDC Charter Amendment with the SDAT in accordance with the MGCL.

Article 8

CONDITIONS

Section 8.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Terra BDC Special Committee and the Terra REIT Special Committee at or prior to the Effective Time of the following conditions:

(a)            Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Terra REIT Disclosure Letter and Section 8.1(a) of the Terra BDC Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)            Stockholder Approvals; Terra BDC Charter Amendment. The Stockholder Approvals shall have been obtained in accordance with applicable Law and the Terra BDC Charter and Terra BDC Bylaws. The Terra BDC Charter Amendment shall have become effective pursuant to the MGCL.

(c)            Terra REIT Charter Amendment. The Terra REIT Charter Amendment shall have become effective pursuant to the MGCL.

(d)            No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(e)            Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2      Conditions to Obligations of Terra BDC. The obligations of Terra BDC to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Terra BDC Special Committee, at or prior to the Effective Time, of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Terra REIT and Merger Sub set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Terra REIT and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Terra REIT Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Terra REIT Material Adverse Effect.

(b)            Performance of Covenants and Obligations of Terra REIT and Merger Sub. Each of Terra REIT and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)            Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a Terra REIT Material Adverse Effect.

(d)            Delivery of Certificate. Terra REIT shall have delivered to Terra BDC a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Terra REIT, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(g) have been satisfied.

(e)            REIT Opinion. Terra BDC shall have received a written opinion of Alston & Bird LLP, or other counsel reasonably satisfactory to Terra BDC, dated as of the Closing Date and in form and substance reasonably satisfactory to Terra BDC, to the effect that Terra REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual and proposed method of operation will enable Terra REIT to meet, for its taxable year that includes the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Terra REIT.

(f)            Section 368 Opinion. Terra BDC shall have received a written opinion of Venable LLP, or other counsel reasonably satisfactory to Terra REIT, dated as of the Closing Date and in form and substance reasonably satisfactory to Terra BDC, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Venable LLP may rely upon the tax representation letters described in Section 7.11.

(g)            Terra REIT Board. The Terra BDC Designees shall have been elected to the Terra REIT Board effective as of the Effective Time and each of Terra JV, Terra Offshore REIT and Terra REIT shall have duly executed and delivered the Voting Support Agreement.

Section 8.3      Conditions to Obligations of Terra REIT and Merger Sub. The obligations of Terra REIT and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Terra REIT Special Committee at or prior to the Effective Time, of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Terra BDC set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Terra BDC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Terra BDC Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Terra BDC Material Adverse Effect.

(b)            Performance of Covenants or Obligations of Terra BDC. Terra BDC shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Effective Time.

(c)            Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a Terra BDC Material Adverse Effect.

(d)            Delivery of Certificate. Terra BDC shall have delivered to Terra REIT a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Terra BDC certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)            REIT Opinion. Terra REIT shall have received a written opinion of Alston & Bird LLP, or other counsel reasonably satisfactory to Terra REIT, dated as of the Closing Date and in form and substance reasonably satisfactory to Terra REIT, to the effect that, commencing with Terra BDC’s taxable year that ended on December 31, 2018, Terra BDC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Terra BDC to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Terra BDC.

(f)            Section 368 Opinion. Terra REIT shall have received a written opinion of Alston & Bird LLP, or other counsel reasonably satisfactory to Terra BDC, dated as of the Closing Date and in form and substance reasonably satisfactory to Terra REIT, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.11.

Article 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1      Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):

(a)            by mutual written consent of each of Terra REIT and Terra BDC;

(b)            by either Terra REIT or Terra BDC:

(i)            if the Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Terra REIT, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)            if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Terra REIT, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)            if the Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which votes on the approval of the Merger, the Terra BDC Charter Amendment, and the BDC Election Withdrawal were taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)            by Terra BDC (upon the approval by the Terra BDC Special Committee):

(i)            if Terra REIT shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Terra REIT Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Terra BDC shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Terra BDC Terminating Breach shall have occurred and be continuing at the time Terra BDC delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)            prior to obtaining the Stockholder Approvals, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 7.3; provided, that such right to terminate shall only apply if (A) such Superior Proposal did not result from a breach of any of the provisions set forth in Section 7.3 and (B) prior to or simultaneously with such termination Terra BDC pays Terra REIT the Termination Fee; or

(d)            by Terra REIT:

(i)            if Terra BDC shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Terra BDC Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Terra REIT shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Terra REIT Terminating Breach shall have occurred and be continuing at the time Terra REIT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)            prior to obtaining the Stockholder Approvals, if (A) the Terra BDC Board shall have effected an Adverse Recommendation Change or (B) Terra BDC shall have breached any of the provisions set forth in Section 7.3 in any material respect.

Section 9.2      Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Terra BDC or Terra REIT and Merger Sub, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3      Fees and Expenses.

(a)            Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b)            In the event that this Agreement is terminated:

(i)            by Terra REIT pursuant to Section 9.1(d)(ii); or

(ii)            by Terra BDC pursuant to Section 9.1(c)(ii); or

(iii)            by either Party pursuant to Section 9.1(b)(iii) or by Terra REIT pursuant to Section 9.1(d)(i) and (A) prior to such termination, an Acquisition Proposal shall have been received by Terra BDC or its Representatives, is made directly to Terra BDC’s stockholders or is otherwise publicly disclosed or is otherwise communicated to the Terra BDC Board or Terra BDC Special Committee, or any Person has publicly announced an intention to make an Acquisition Proposal and (B) within nine (9) months after the date of such termination, Terra BDC enters into a definitive agreement in respect of, or consummates, any Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”), then Terra BDC shall pay to Terra REIT an amount equal to the Termination Fee. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Terra REIT (x) in the case of Section 9.3(b)(i), within three Business Days after such termination, (y) in the case of Section 9.3(b)(ii), prior to or concurrently with the termination of this Agreement pursuant to Section 9.1(c)(ii) and (z) in the case of Section 9.3(b)(iii), substantially concurrently with the consummation of the Acquisition Proposal.

(c)            Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee becomes payable, then such payment shall be Terra REIT’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Terra BDC and each of its respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(d)            Each of the Parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that Terra BDC shall fail to pay the Termination Fee when due, Terra BDC shall reimburse Terra REIT for all reasonable costs and expenses actually incurred or accrued by Terra REIT (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if Terra BDC fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Terra REIT commences a suit which results in a judgment against Terra BDC for the payment set forth in this Section 9.3, Terra BDC shall pay to Terra REIT its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Fee shall not be payable more than once pursuant to this Agreement.

(e)            In the event that the Termination Fee shall be payable, Terra BDC shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent reasonably selected by Terra BDC, after reasonable consultation with Terra REIT, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(e) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.3(e) shall be made by Terra BDC promptly after receipt of notice from Terra REIT that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Fee in escrow or the applicable portion thereof shall be released to Terra REIT on an annual basis based upon the delivery by Terra REIT to the escrow agent of any one (or a combination) of the following:

(i)            a letter from Terra REIT’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Terra REIT without causing Terra REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Terra REIT determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to Terra REIT such maximum amount stated in the accountant’s letter;

(ii)            a letter from Terra REIT’s counsel indicating that Terra REIT received a private letter ruling from the IRS holding that the receipt by Terra REIT of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Terra REIT the remainder of the Termination Fee; or

(iii)            a letter from Terra REIT’s counsel indicating that Terra REIT has received a tax opinion from Terra REIT’s outside counsel or accountant, respectively, to the effect that the receipt by Terra REIT of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Terra REIT the remainder of the Termination Fee.

The Parties agree to cooperate in good faith to amend this Section 9.3(e) at the reasonable request of Terra REIT in order to (A) maximize the portion of the Termination Fee that may be distributed to Terra REIT hereunder without causing Terra REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Terra REIT’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(e) or (C) assist Terra REIT in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(e). The Escrow Agreement shall provide that Terra REIT shall bear all costs and expenses under the Escrow Agreement. Terra BDC shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of Terra BDC associated with the release of the funds to Terra BDC from the escrow). Terra REIT shall fully indemnify Terra BDC and hold Terra BDC harmless from and against any such liability, cost or expense.

Article 10

GENERAL PROVISIONS

Section 10.1      Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2      Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the by the Terra BDC Board (on the recommendation of the Terra BDC Special Committee) and the Terra REIT Board, respectively, at any time before or after receipt of the Stockholder Approvals and prior to the Effective Time; provided, that after the Stockholder Approvals have been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Terra BDC Common Stock, or which by applicable Law requires the further approval of the stockholders of Terra BDC without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.3      Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)            if to Terra REIT to:

The Special Committee of the Board of Directors

Terra Property Trust, Inc.

550 Fifth Avenue, 6th Floor

New York, NY 10036

Attn: Roger Beless and Michael Evans

email: rbeless@streetlightsres.com

Michael.evans@newportboardgroup.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
90 Park Avenue, 15th Floor

New York, NY 10016
Attn: Michael J. Kessler, David E. Brown, Jr.
email: michael.kessler@alston.com, david.brown@alston.com

Fax: 212-210-9444

if to REIT Advisor to:

Terra REIT Advisors, LLC

550 Fifth Avenue, 6th Floor

New York, NY 10036

Attn: Vik Uppal

email: vik@mavikcapital.com

if to Terra BDC to:

The Special Committee of the Board of Directors
Terra Income Fund 6, Inc.
550 Fifth Avenue, 6th Floor
New York, NY 10036
Attn: Spencer Goldenberg
email: sgoldenberg@meninhospitality.com

with a copy (which shall not constitute notice) to:

Venable LLP
750 E. Pratt St., Suite 900

Baltimore, MD 21202
Attn: Sharon A. Kroupa, Christopher W. Pate
email: skroupa@venable.com, cwpate@venable.com
Fax: 410-244-7742

if to Terra BDC Advisor to:

Terra Income Advisors, LLC
550 Fifth Avenue, 6th Floor
New York, NY 10036
Attn: Vik Uppal

email: vik@mavikcapital.com

Section 10.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.5      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.6      Entire Agreement; No Third-Party Beneficiaries This Agreement (including the Exhibits, the Schedules, the Terra BDC Disclosure Letter and the Terra REIT Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of shares of Terra BDC Common Stock immediately prior to the Effective Time) and Section 7.7 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.7      Extension; Waiver. At any time prior to the Effective Time, the Parties (in the case of Terra BDC, upon the recommendation of the Terra BDC Special Committee, and in the case of Terra REIT, upon the recommendation of the Terra REIT Special Committee) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.8      Governing Law; Jurisdiction; Venue.

(a)            Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)            Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute and (vii) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10      Specific Performance. The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.11      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12      Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

TERRA INCOME FUND 6, INC.

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Chief Executive Officer

TERRA income AdvisorS, LLC

only for purposes of Section 4.22(b)

AND SECTION 7.3

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Chief Executive Officer

[Signatures Continue on Next Page]

[Signature Page to the Agreement and Plan of Merger]

TERRA PROPERTY TRUST, INC.

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Chief Executive Officer

TERRA MERGER SUB, LLC

By:	Terra Property Trust, Inc., its sole member

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Chief Executive Officer

TERRA REIT ADVISORS, LLC only for purposes of Section 5.21(b)

By:	/s/ Vikram Uppal
Name: Vikram Uppal Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

FORm OF TERMINATION AGREEMENT

This TERMINATION AGREEMENT is made and entered into as of May  , 2022 (this “Termination Agreement”), by and between Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), and Terra Income Advisors, LLC, a Delaware limited liability company (the “Advisor”). The Company and the Advisor are referred to in this Termination Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain Investment Advisory and Administrative Services Agreement, dated September 22, 2021 (the “Advisory Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Terra Property Trust, Inc., a Maryland corporation (“TPT”), the Company, Terra Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPT (“Merger Sub”), TPT Advisors LLC, a Delaware limited liability company, and the Advisor, the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”); and

WHEREAS, as a result of the foregoing, the Parties desire to terminate the Advisory Agreement and desire to enter into this Termination Agreement to terminate the Advisory Agreement, such termination to be effective as of the Effective Time.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS:

1. Defined Terms. Except as otherwise set forth herein, capitalized terms used herein, including the recitals set forth above, shall have the meanings assigned to them in the Merger Agreement.

2. Termination of Advisory Agreement. Effective upon the Effective Time, (a) the Advisory Agreement is hereby irrevocably terminated and (b) the Advisor hereby waives any claim or right it has or may have to any distribution, fee or payment, if any, that would otherwise be payable by or on behalf of the Company as a result of the Merger or the termination of the Advisory Agreement. The Parties hereby further agree that upon termination of the Advisory Agreement: (i) the Advisory Agreement shall have no further force or effect; and (ii) no Party shall have any right, duty, liability or obligation under the Advisory Agreement. In the event that the Merger Agreement is terminated in accordance with its terms, this Termination Agreement shall automatically terminate effective upon the termination of the Merger Agreement, shall have no force or effect and shall be deemed null and void ab initio.

3. Waiver of Notice Obligations. Each of the Parties hereby waives any and all notice obligations to the other Parties that may be set forth in the Advisory Agreement.

4. Payment of Fees. The Parties acknowledge that, effective as of the Effective Time, all fees, expenses, and any other amounts due and owing under the Advisory Agreement shall have been paid and that the Parties shall not be obligated to make further payments of any fees, expenses, or any other amounts under the Advisory Agreement.

5. Counterparts. This Termination Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that facsimile and electronically transmitted signatures shall be deemed originals.

6. Entire Agreement. This Termination Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance, usage of the trade, or both inconsistent with any of the terms hereof. This Termination Agreement may not be modified or amended other than by an agreement in writing.

7. Severability. The provisions of this Termination Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

8. Governing Law. This Termination Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

9. Successors and Assigns. This Termination Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the Parties. Nothing expressed or referred to in this Termination Agreement is intended or shall be construed to give any person other than the Parties to this Termination Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Termination Agreement or any provision contained herein, it being the intention of the Parties to this Termination Agreement that this Termination Agreement be for the sole and exclusive benefit of such Parties or such successors and permitted assigns and not for the benefit of any other person.

10. Conflict with Merger Agreement. This Termination Agreement is an agreement contemplated by, and executed pursuant to, the Merger Agreement. In the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms hereof, the terms of this Termination Agreement will prevail.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the Effective Date.

TERRA INCOME FUND 6, INC.

By:
Name: Title:

TERRA INCOME ADVISORS, LLC

By:
Name: Title:

Exhibit B

FORM ARTICLES OF AMENDMENT FOR

TERRA INCOME FUND 6, INC.

Terra Income Fund 6, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIII (Roll-Up Transactions) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this _____ day of _______________, 2022.

ATTEST:	TERRA INCOME FUND 6, INC.

	By:	(SEAL)
Name: Gregory M. Pinkus		Name: Vikram S. Uppal
Title: Secretary		Title: Chief Executive Officer

Exhibit C

FORM OF FIRST ARTICLES OF AMENDMENT TO

THE ARTICLES OF AMENDMENT AND RESTATEMENT OF

TERRA PROPERTY TRUST, INC.

Terra Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended to provide that, immediately upon the acceptance of these First Articles of Amendment to the Articles for record (the “Effective Time”) by the SDAT, each share of Common Stock, $0.01 par value per share, of the Corporation which was issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class B Common Stock, $0.01 par value per share.

SECOND: The Articles are hereby further amended by deleting existing Section 6.1 of Article VI in its entirety and replacing it with a new Section 6.1 of Article VI to read as follows:

Section 6.1      Authorized Shares. The Corporation has authority to issue 950,000,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), 450,000,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $9,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: The Articles are hereby further amended by deleting existing Section 6.2 of Article VI in its entirety and replacing it with a new Section 6.2 of Article VI to read as follows:

Section 6.2      Common Stock.

(a)            Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. Without limiting the foregoing, except as set forth in Section 6.2(b) below or in Article VII, (i) each share of Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as each other share of Common Stock and all provisions of the Charter applicable to the Common Stock, including, without limitation, the provisions of this Article VI and Article VII, shall apply to each class of Common Stock, and (ii) the shares of Common Stock shall rank equally, share ratably and be identical in all respects as to all matters. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

(b)            On the date that is one hundred eighty (180) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT (as defined in Section 6.4) (the “First Conversion Date”), one-third of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is three hundred sixty-five (365) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the First Conversion Date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT (the “Second Conversion Date”), one-half of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is five hundred forty-five (545) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the Second Conversion Date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT, all of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock.

FOURTH: The amendments to the Articles as set forth above have been duly advised by at least a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendments was 500,000,000 shares of stock, consisting of 450,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

SIXTH: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendments is 950,000,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, $0.01 par value per share, 450,000,000 shares of Class B Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $9,500,000.

SEVENTH: The undersigned acknowledges these First Articles of Amendment to the Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

EIGHTH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these First Articles of Amendment to the Articles to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this day of , 2022.

ATTEST:		TERRA PROPERTY TRUST, INC.
By:		By:
Name:	Gregory M. Pinkus	Name:	Vikram S. Uppal
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	Chief Executive Officer

Exhibit D

VOTING SUPPORT AGREEMENT

This Voting Support Agreement (this “Agreement”) is made and entered into as of [●], 2022, among Terra JV, LLC, a Delaware limited liability company (“Terra JV”), Terra Offshore Funds REIT, LLC, a Delaware limited liability company (“Terra Offshore REIT” and, together with Terra JV, the “Stockholders”), and Terra Property Trust, Inc., a Maryland corporation (“Terra REIT”).

R E C I T A L S:

WHEREAS, Terra REIT, Terra Income Fund 6, Inc., a Maryland corporation (“Terra BDC”), Terra Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Terra REIT (“Merger Sub”), Terra Income Advisors, LLC, a Delaware limited liability company, and Terra REIT Advisors, LLC, a Delaware limited liability company (“REIT Advisor”), have entered into an Agreement and Plan of Merger, dated as of [●], 2022 (the “Merger Agreement”), providing for the merger of Terra BDC with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Merger Agreement provides that the Terra REIT Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Effective Time, to increase the number of directors comprising the Terra REIT Board to six (6) and to cause certain individuals designated by Terra BDC (the “Terra BDC Designees”) to be elected to the Terra REIT Board effective as of the Effective Time;

WHEREAS, as of the date hereof, the Stockholders are the record owners of all of the issued and outstanding shares of Terra REIT Common Stock (such shares of Terra REIT Common Stock or, as the context requires, the shares of Terra REIT Class B Common Stock into which such shares of Terra REIT Common Stock shall be changed pursuant to the Terra REIT Charter Amendment, the “Owned Shares”); and

WHEREAS, the Merger Agreement further provides that the obligations of Terra BDC to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the execution and delivery by the Stockholders and Terra REIT of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.01 Agreement to Vote. Each of the Stockholders hereby agrees that, during the time this Agreement is in effect, at any meeting of stockholders of Terra REIT called for the purpose of electing directors (a “Terra REIT Stockholder Meeting”) or any postponement or adjournment thereof (or by any consent in writing or by electronic transmission in lieu of any such Terra REIT Stockholder Meeting), such Stockholder shall be present (in person or by proxy) and cast (or cause to be cast) all votes entitled to be cast by it in favor of the election of the Terra BDC Designees.

Section 1.02  Inconsistent Agreements. Each of the Stockholders hereby covenants and agrees that, except for this Agreement and, in the case of Terra JV, the Amended and Restated Voting Agreement, dated as of March 2, 2020, among Terra Secured Income Fund 5, LLC, a Delaware limited liability company, Terra REIT, Terra JV and REIT Advisor (the “2020 Voting Agreement”), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares of such Stockholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares of such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01  Stockholder Representations and Warranties. Each of the Stockholders hereby represents and warrants to Terra REIT as follows:

(a)  Such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)  This Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)  Assuming due execution and delivery by Terra REIT, this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(d)  The execution and delivery of this Agreement by such Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Stockholder or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which such Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders’ agreement, irrevocable proxy or voting trust. The Owned Shares of such Stockholder are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders’ agreement, irrevocable proxy or voting trust, except, in the case of the Owned Shares of Terra JV, the 2020 Voting Agreement.

(e)  On the date hereof, the Owned Shares of such Stockholder are owned of record or beneficially by such Stockholder, constitute all of the shares of Terra REIT Common Stock owned of record or beneficially by such Stockholder and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) such encumbrances or other items that do not affect in any respect the ability of such Stockholder to perform such Stockholder’s obligations hereunder. As of the date hereof, such Stockholder has, and at any Terra REIT Stockholder Meeting during the time this Agreement is in effect or any postponement or adjournment thereof, such Stockholder will have, sole voting power with respect to all of the Owned Shares of such Stockholder.

(f)  Such Stockholder understands and acknowledges that the obligations of Terra BDC to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the execution and delivery by such Stockholder of this Agreement.

Section 2.02  Terra REIT Representations and Warranties. Terra REIT hereby represents and warrants to each of the Stockholders as follows:

(a)  Terra REIT has full legal right and capacity to execute and deliver this Agreement, to perform Terra REIT’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)  This Agreement has been duly executed and delivered by Terra REIT and the execution, delivery and performance of this Agreement by Terra REIT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Terra REIT and no other actions or proceedings on the part of Terra REIT are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)  Assuming due execution and delivery of this Agreement by each of the Stockholders, this Agreement constitutes the valid and binding agreement of Terra REIT, enforceable against Terra REIT in accordance with its terms.

(d)  The execution and delivery of this Agreement by Terra REIT do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) require Terra REIT to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (except for filings with the Securities and Exchange Commission by Terra REIT), (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Terra REIT or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Terra REIT or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other material agreement to which Terra REIT or any of its affiliates is a party.

ARTICLE III

COVENANTS

Section 3.01  Stockholder Covenants. Each of the Stockholders hereby covenants and agrees with Terra REIT as follows:

(a)  Such Stockholder agrees, during the time this Agreement is in effect, not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

(b)  Such Stockholder agrees to permit Terra REIT to publish and disclose in any filings with the Securities and Exchange Commission the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

(c)  From time to time, at the request of Terra REIT and without further consideration, such Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

Section 4.01  Termination of Agreement. This Agreement shall terminate upon the earlier to occur of (a) the first anniversary of the Closing Date, (b) the Terra REIT Class B Common Stock Distributions or (c) an amendment and restatement of the Terra REIT Advisory Agreement approved by the Terra REIT Board, including the Terra BDC Designees, in connection with a listing and initial public offering of shares of Class A Common Stock, par value $0.01 per share, of Terra REIT.

Section 4.02  Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination or any obligations under.

ARTICLE V

MISCELLANEOUS

Section 5.01  Expenses. Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 5.02  Entire Agreement; Third-Party Beneficiaries; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Agreement are intended to be for the express benefit of, and shall be enforceable by, each Terra BDC Designee (each of which is an intended third party beneficiary of this Agreement), his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Stockholders and Terra REIT. Except as provided in the foregoing sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 5.03  Notices. All notices or other communications to the parties hereunder shall be deemed to have been duly given and made if in writing and if delivered personally, sent by overnight courier (providing proof of delivery) to such parties or sent by facsimile or e mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

To Terra REIT:

Terra Property Trust, Inc.
550 Fifth Avenue, 6th Floor
New York, New York 10036

To Terra JV:

Terra JV, LLC
550 Fifth Avenue, 6th Floor
New York, New York 10036

To Terra Offshore REIT:

Terra Offshore Funds REIT, LLC
550 Fifth Avenue, 6th Floor
New York, New York 10036

Section 5.04  Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Terra REIT and the Stockholders, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, no provision of this Agreement may be amended or waived in a manner that is adverse to any Terra BDC Designee (including his or her successors, assigns and heirs) without the prior written consent of such Terra BDC Designee (including such successors, assigns and heirs) affected thereby.

Section 5.05  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees, with respect to any suit, action or proceeding filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program.

SECTION 5.06  WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06.

Section 5.07  Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Terra REIT and the Terra BDC Designees would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by a Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Terra REIT or any of the Terra BDC Designees may be entitled (including monetary damages), Terra REIT and each of the Terra BDC Designees shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Stockholder further agrees that neither Terra REIT nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.07, and such Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.08  Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Section 5.09  Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.10  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Terra REIT any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares of a Stockholder shall remain vested in and belong to such Stockholder, and Terra REIT shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of such Stockholder or exercise any power or authority to direct such Stockholder in the voting of any of the Owned Shares, except as otherwise provided herein.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

TERRA JV, LLC

By:
Name: Title:

TERRA OFFSHORE FUNDS REIT, LLC

By:
Name: Title:

TERRA PROPERTY TRUST, INC.

By:
Name: Title: